As filed with the Securities and Exchange Commission on September 30, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
(Exact name of Registrant as specified in its charter)
N.A.
(Translation of Registrant’s Name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number)	N.A. (I.R.S. Employer Identification No.)

Building 1, No. 13, Yong Chang North Road
Beijing Economic-Technological Development Area (Yi Zhuang)
Beijing 100176, People’s Republic of China
+86 10 5822-8288
(Address and telephone number of Registrant’s principal executive offices)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
(212) 750-6474
(Name, address and telephone number of agent for service)

Copy of all communications, including communications sent to the agent for service, to:
Yuping Ouyang
No.10 A, Tower D2, IT Park
Electronic Town
Jiu Xian Qiao North Road
Chao Yang District
Beijing 100015, People’s Republic of China
+86 10 5822-8420

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price per	aggregate offering	Amount of
securities to be registered	registered(1) (2)	ordinary share(3)	price(3)(4)	registration fee
Ordinary shares, par value $0.00002 per share	78,814,628	$0.23	18,153,635.98	$1,294.35

(1)	The ordinary shares are represented by the Registrant’s American Depositary Shares, or ADSs. Each ADS represents 15 ordinary shares. The Registrant’s ADSs issuable on deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 originally filed on April 8, 2005 (File No. 333-123939), as amended.

(2)	Represents the number of ordinary shares that the Registrant has issued upon conversion of certain 8% senior secured convertible promissory notes with an aggregate principal amount of US$10 million. Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement shall be deemed to cover any additional number of ordinary shares that may be issued from time to time upon conversion of such notes as a result of stock dividends, splits, subdivisions, reclassifications or combinations or a merger, sale of substantially all of the Registrant’s assets or shares or similar transactions that require the approval of the Registrant’s shareholders or other transactions or series of transactions that otherwise result in a change in control of the Registrant. No additional consideration will be received for the issuance of such additional ordinary shares, and, therefore, no registration fee is required.

(3)	Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee based on the average of the high and low sales prices of the Registrant’s ADSs on September 29, 2010 as reported on the NASDAQ Global Market, respectively.

(4)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission, or SEC, is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 2010
PROSPECTUS
CHINA TECHFAITH WIRELESS
COMMUNICATION TECHNOLOGY LIMITED
5,254,309 American Depositary Shares
Representing
78,814,628 Ordinary Shares
     This prospectus relates to the proposed sale from time to time by IDG-Accel China Growth Fund II L.P. and IDG-Accel China Investors II L.P., the Selling Shareholders, or their pledgees, donees, transferees or other successors in interest, of up to 78,814,628 of our ordinary shares, par value $0.00002 per share, represented by 5,254,309 ADSs. Each ADS represents 15 ordinary shares of China Techfaith Wireless Communication Technology Limited.
     The Selling Shareholders acquired the ordinary shares, which are represented by the ADSs that are being registered hereby, in a private transaction that was exempt from the registration requirements of the Securities Act of 1933, as amended, on June 9, 2009. See “Offer Statistics and Expected Timetable.”
     Our ADSs are currently listed on the NASDAQ Global Market, or NASDAQ, under the symbol “CNTF.” On September 29, 2010, the last reported sale price of our ADSs on the NASDAQ was $3.49 per ADS. Our principal executive offices are located at Building 1, No. 13, Yong Chang North Road, Beijing Economic-Technological Development Area (Yi Zhuang), Beijing 100176, People’s Republic of China. Our telephone number at this address is +86 10 5822-8288.
     The Selling Shareholders may offer and sell the securities from time to time at fixed prices, at market prices or at negotiated prices, to or through underwriters, to other purchasers, through agents, or through a combination of these methods. The names of any underwriters may be stated in the applicable prospectus supplement, if any such prospectus supplement is prepared. See “Plan of Distribution” elsewhere in this prospectus for a more complete description of the ways in which the securities may be sold by the Selling Shareholders.
     We will not receive any proceeds from any sale of such ordinary shares by either of the Selling Shareholders. We will pay all reasonable expenses to be incurred in connection with this offering, other than any broker’s commission, underwriter’s discount, concession or commission, if any, in connection with an offering of the ADSs representing these ordinary shares.
     Investing in our ADSs involves a high degree of risk. See “Risk Factors” on page 5.
     Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 30, 2010.

ABOUT THIS PROSPECTUS
     In this prospectus, unless otherwise indicated or unless the context otherwise requires, “we,” “us,” “our company,” “our” and “Techfaith” refer to China Techfaith Wireless Communication Technology Limited, its subsidiaries and consolidated variable interest entities and their subsidiaries. All references to “shares” or “ordinary shares” refer to our ordinary shares. All references to ADSs refer to our American Depositary Shares, each of which represents 15 ordinary shares. All references to and statements regarding China, or the People’s Republic of China, or the PRC, in this prospectus do not apply to Hong Kong, Macau or Taiwan. All references to “RMB” or “Renminbi” are to the legal currency of China and all references to “$,” “dollars,” “US$” or “U.S. dollars” are to the legal currency of the United States.
     This prospectus is part of a registration statement that we filed with the SEC, utilizing a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. Under this shelf registration process, the Selling Shareholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities being offered by the Selling Shareholders. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. Statements contained in this prospectus and any accompanying prospectus supplements about the provisions or contents of any agreement or other documents are not necessarily complete. If the SEC rules and regulations require that an agreement or other document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters. This prospectus may be supplemented by a prospectus supplement that may add, update or change information contained or incorporated by reference in this prospectus. You should read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”
     We have not authorized any person to give any information or to make any representation not contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by us or on our behalf. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities covered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. The information in this prospectus is current as of its date. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, imply that there has been no change in the affairs of our company or that the information contained in this prospectus is correct as of any subsequent date. You should not assume that the information in this prospectus, any prospectus supplements or in any documents incorporated herein or therein by reference is accurate as of any date other than the date on the front of each of such documents.

RISK FACTORS
     Investing in our ADSs involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risk factors incorporated by reference herein from our most recent Annual Report on Form 20-F (File No. 000-51242) for the fiscal year ended December 31, 2009, or our 2009 20-F, and other information contained or incorporated by reference in this prospectus and any accompanying prospectus supplements, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act. For more information, see “Where You Can Find More Information” in this prospectus.

FORWARD-LOOKING STATEMENTS
     This prospectus, any accompanying prospectus supplement and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act as well as the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events, including our future operating results and conditions, our prospects and our future financial performance and condition. These statements involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors” that are incorporated by reference in this prospectus which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.
     Forward-looking statements typically are identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions or the negative of these words or expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things, statements relating to:
•	our anticipated growth strategies;

•	our future business development, results of operations and financial condition;

•	our plans to develop into the branded mobile phone business and the game business;

•	competition in the highly competitive mobile handset market in China;

•	the expected growth in consumer spending, average income levels and advertising spending levels;

•	growth of the mobile and online game business and market in China; and

•	PRC governmental policies relating to our business.
     You should not rely upon forward-looking statements. For a more complete discussion of the risks of an investment in our securities, you should read these statements in conjunction with the risk factors incorporated by reference in this prospectus, including, without limitation, the risk factors set forth in “Item 3—Key Information—Risk Factors” of our 2009 20-F. These risk factors disclosed are not exhaustive. New risk factors emerge from time to time and it is impossible for us to predict all risk factors, nor can we assess the impact all risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements incorporated by reference herein are made only as of the date of this prospectus or the date of the incorporated document. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable law.

OFFER STATISTICS AND EXPECTED TIME TABLE
     Our subsidiary Leo Technology Limited, now renamed 798 Entertainment Limited, issued US$10 million aggregate principal amount of 8% senior secured convertible promissory notes to the Selling Shareholders in June 2009. Pursuant to conversion options granted to them under the relevant investor rights agreement, the Selling Shareholders exercised their conversion rights in relation to the notes in September 2010, converting 62.5% of the principal amount of the notes into our ordinary shares and the remaining principal amount into ordinary shares of Leo Technology Limited. As a result of the conversion, the Selling Shareholders now hold 78,814,628 of our ordinary shares, represented by 5,254,309 ADSs which the Selling Shareholders may offer and sell from time to time at fixed prices, at market prices or at negotiated prices, to or through underwriters, to other purchasers, through agents, or through a combination of these methods.
     Further information on the method and expected time table for distribution is set forth under “Selling Shareholders” and “Plan of Distribution” below.

OUR COMPANY
     We are a publicly traded Cayman Islands company. Our ADSs representing our ordinary shares are listed on the NASDAQ under the symbol “CNTF.”
     We are a China-based provider of original developed products (“ODP”) , focused on the original design and development of handsets and sales of finished products to local and international customers. While we maintain the stable growth of product sales, we enter into new businesses, including the branded mobile phone business and the game business, to generate additional revenue streams as part of our growth strategy.
     Since our inception in 2002, we have been providing complete handset design services spanning the entire handset design cycle, which involves industrial design, hardware design, component selection and sourcing, prototype testing, pilot production and production support. We design mobile handsets based on major technology platforms including GSM/GPRS, CDMA1X, CDMA EVDO, WCDMA/UMTS, HSDPA, and TD-SCDMA. In 2006, we expanded our business from being an independent design house to an ODP provider. As an ODP provider, we not only provide handset design services but also sell finished products by subcontracting electronics manufacturing services (“EMS”) providers to assemble or manufacture mobile phone handsets to meet the demand of our customers. Currently, our revenues from product sales comprise the majority of our total net revenues. Our strong technological capabilities, high-quality design capabilities, strong customer relationships, strategic relationships with leading technology providers and ample skilled, low-cost engineering resources enable us to deliver our services and products at competitive costs and with relatively shorter product cycles when compared to our competitors.
     In an effort to minimize the adverse effects of the global financial crisis and weakening economic conditions, we have strengthened our position through strategic collaborations with leading brands in consumer digital products to help promote our products in China and swiftly bring them to market. In addition, one of our majority-owned subsidiaries, Glomate Mobile (Beijing) Co., Ltd., is primarily focused on licensing well-known, international brands for high-end, brand-name mobile phones in China. Furthermore, in February 2010, we acquired Citylead Limited (“Citylead”) together with its subsidiaries and variable interest entity. Through this acquisition, we obtained, and commenced to sell under, our own brand –“QIGI smartphones” in the brand name phone sales segment. We put emphasis on the branding of our mobile handset products because branded products—especially products bearing well-known brands and images—offer a higher profit margin compared with other mobile handsets we sell.
     In 2008, we started to develop, and made significant progress in, our online and mobile game business, and set up three studios to develop games. We also outsourced the development of online games to another independent studio and set up an in-house studio to design and develop mobile games. Beginning in the fourth quarter of 2009, we started providing and earn revenues from mobile game-related services. We launched one multiplayer online role-playing game in January 2010 and expect to launch more games in the future. We expect an increasing portion of our revenues to come from this part of our business.
     Our business currently comprises the following three areas: (1) ODP products; (2) brand name phone sales and (3) game business.
     Our headquarters and principal executive offices are located at Building 1, No. 13, Yong Chang North Road, Beijing Economic-Technological Development Area (Yi Zhuang), Beijing 100176, People’s Republic of China. Our telephone number at this address is +86 10 5822-8288. Our website address is http://www.techfaithwireless.com. Information contained in or linked to from our website does not constitute part of this prospectus.

SELLING SHAREHOLDERS
     This prospectus relates to the disposition from time to time of up to 5,254,309 of our ADSs held by the Selling Shareholders, representing 78,814,628 of our ordinary shares. In connection with the investor rights agreement in relation to the 8% senior secured convertible promissory notes, we agreed to file this registration statement to enable the resale of the ADSs representing ordinary shares upon conversion of the notes into our ordinary shares.
     The following table, to our knowledge, sets forth information regarding the beneficial ownership of the ADSs of the Selling Shareholders as of September 30, 2010. As of that date, there were 793,986,739 ordinary shares outstanding. Beneficial ownership is determined in accordance with the rules of the SEC.
     The information provided in the table below is provided as of the date of this prospectus and is based in part on information provided by or on behalf of the Selling Shareholders. The percentage ownership is determined according to the number of ordinary shares represented by the ADSs held by the Selling Shareholders.

	Number of ADSs			Number of ADSs
	Owned Before the	Percentage Owned	Number of ADSs	Owned After the	Percentage Owned
Name of Selling Shareholders	Offering	Before the Offering	Offered Hereby	Offering (1)	After the Offering
IDG-Accel China Growth Fund II L.P.	4,857,083	9.2%	4,857,083	0	—

IDG-Accel China Investors II L.P.	397,226	0.8%	397,226	0	—

(1)	We do not know when or in what amounts each Selling Shareholder may offer ADSs for sale. The Selling Shareholders might not sell a portion or all of the ADSs offered by this prospectus. Because each Selling Shareholder may offer all or some of the ADSs pursuant to this offering, we cannot estimate the number of ADS that will be held by each Selling Shareholder after the completion of this offering. However, for purposes of this table, we have assumed that, after completion of this offering, none of the ADSs covered by this prospectus will be held by either Selling Shareholder.

CAPITALIZATION AND INDEBTEDNESS
     The following table sets forth our capitalization and indebtedness as of June 30, 2010, on an actual and as-converted basis that reflects what our capitalization and indebtedness would look like as of June 30, 2010 if the Selling Shareholders exercised their rights of conversion in relation to the 8% senior secured convertible notes as of that date:

	As of June 30, 2010	As of June 30, 2010
	Actual	Pro Forma
	(Unaudited)	(Unaudited)
	(in thousands)
Indebtedness
Convertible notes and embedded derivatives	11,362	—

Total indebtedness	$11,362	$—
Shareholders’ equity
Ordinary shares, US$0.00002 par value, 50,000,000,000 shares authorized; 715,172,111 shares issued and outstanding	14	16
Additional paid-in capital	126,292	142,025
Statutory reserve	10,993	10,993
Retained earnings	70,003	70,003
Accumulated comprehensive income	25,220	25,220

Non-controlling interest	3,320	5,049

Total shareholders’ equity	235,842	253,306

Total capitalization	$247,204	$253,306

REASONS FOR THE OFFER AND USE OF PROCEEDS
     The Selling Shareholders received 78,814,628 of our ordinary shares, represented by 5,254,309 ADSs, in September 2010, as a result of exercising their rights of conversion in relation to the 8% senior secured convertible notes issued by our subsidiary, Leo Technology Limited. The Selling Shareholders were granted registration rights in relation to these ordinary shares, and now intend offer these ordinary shares for resale from time to time.
     The ADSs being offered by this prospectus are solely for the accounts of the Selling Shareholders. We will not receive any of the proceeds from the ADSs sold by the Selling Shareholders in this offering.

PLAN OF DISTRIBUTION
     We are registering shares held by the Selling Shareholders, for sale from time to time after the date of this prospectus. The Selling Shareholders are entitled to, and will receive, the net proceeds from sales of ADSs sold pursuant to this prospectus.
     The Selling Shareholders and any of their pledgees, assignees and successors-in-interest may sell all or a portion of the ADSs offered hereby from time to time on the NASDAQ or any other stock exchange, market or trading facility on which the ADSs are traded or in a private transaction. These sales may be at fixed prices which may be changed, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. The ADSs may be sold using one or more of the following methods:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the ADSs as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealer may agree with the Selling Shareholders to sell a specified number of such ADSs at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.
     The Selling Shareholders may also transfer their ADSs by means of gifts, donations and contributions. Subject to certain limitations under rules promulgated under the Securities Act, this prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the ADSs received by them, directly or through brokers-dealers or agents and in private or public transactions.
     If the Selling Shareholders effect such transactions by selling ADSs to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Shareholders and any broker-dealer participating in a distribution of the ADSs may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the

Securities Act. As a result, we have informed the Selling Shareholders that Regulation M of the Exchange Act may apply which could limit the timing of purchases and sales of any of the ADSs by the Selling Shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in a distribution of the shares to engage in market-making activities, if any, with respect to our ADSs. The Selling Shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of their ADSs against certain liabilities, including liabilities arising under the Securities Act.
     At the time a particular offering of the ADSs is made, a prospectus supplement, may be distributed which will set forth the aggregate amount of ADSs being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from or on behalf of the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
     The Selling Shareholders may enter into sale, forward sale and derivative transactions with third parties, or may sell ADSs not covered by this prospectus to third parties in privately negotiated transactions. If there is a prospectus supplement and such supplement indicates, in connection with those sale, forward sale or derivative transactions, the third parties may sell ADSs covered by this prospectus and the applicable prospectus supplement, including in short sale transactions and by issuing securities that are not covered by this prospectus but are exchangeable for or represent beneficial interests in the ADSs. The third parties also may use ADSs received under those sale, forward sale or derivative arrangements or ADSs pledged by the Selling Shareholders or borrowed from the Selling Shareholders or others to settle such third-party sales or to close out any related open borrowings of ADSs. The third parties may deliver this prospectus in connection with any such transactions. Any third party in such sale transactions will be an underwriter and may be identified in the applicable prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, if any such supplement or amendment is prepared.
     In addition, the Selling Shareholders may engage in hedging transactions with broker-dealers in connection with distributions of ADSs or otherwise. In those transactions, broker-dealers may engage in short sales of ADSs in the course of hedging the positions they assume with the selling shareholder. The Selling Shareholders also may sell ADSs short and redeliver ADSs to close out such short positions. The Selling Shareholders also may enter into option or other transactions with broker-dealers which require the delivery of ADSs to the broker-dealer. The broker-dealer may then resell or otherwise transfer such ADSs pursuant to this prospectus. The selling shareholder also may loan or pledge ADSs, and the borrower or pledgee may sell or otherwise transfer the ADSs so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those ADSs to investors in our securities or the Selling Shareholders’ securities or in connection with the offering of other securities not covered by this prospectus.
     Under the securities laws of some states, the ADSs offered in this offering may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states our shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
     The Selling Shareholders are acting independently of us in making decisions with respect to the timing, price, manner and size of each sale. We have not engaged any broker-dealer or agent in connection with the sale of ADSs held by the Selling Shareholders, and there is no assurance that each Selling Shareholder will sell any or all of the shares registered pursuant to the shelf registration statement of which this prospectus forms a part. We have agreed to make available to the Selling Shareholders copies of this prospectus and any applicable prospectus supplement and have informed the Selling Shareholders of the need to deliver copies of this prospectus and any applicable prospectus supplement to purchasers prior to any sale to them.
     The Selling Shareholders may also sell all or a portion of their ADSs in open market transaction under Section 4(1) of the Securities Act including transactions in accordance with Rule 144 promulgated thereunder, if available, rather than under the shelf registration statement, of which this prospectus forms a part.
     Pursuant to the investor rights agreement we entered into with the Selling Shareholders and other parties on June 9, 2009, each of us and the Selling Shareholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution for payments required to be made as a result of these liabilities.

     Also pursuant to the investor rights agreement for the 8% senior secured convertible notes, subject to certain limitations and qualifications, we shall not be obligated to prepare and file a registration statement or declare or order to be put into effect any registration statement if (i) within ten (10) days of receipt of any registration request from the Selling Shareholders, we give notice of its bona fide intention to effect the filing for our own account of a registration statement with the SEC within sixty (60) days of receipt of that request, provided that we are actively employing in good faith all reasonable efforts to cause that registration statement to become effective; (ii) our board of directors (excluding any interested directors) concludes in good faith that the filing of a registration statement would be materially detrimental to us and our shareholders in the near future because such an action would (a) materially interfere with a significant acquisition, corporate reorganization, or other similar transactions involving us; (b) require premature disclosure of material information that we have a bona fide business purpose for preserving as confidential; or (c) render us unable to comply with requirements under the Securities Act or the Exchange Act, and that, as a result, it is in the best interest of us and our shareholders to defer the filing of such a registration statement at such time for a period not to exceed ninety (90) days.

EXPENSES
     The following are the estimated expenses of the offering of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$1,294.35
Transfer agent fees	4,000
Legal fees and expenses	80,000
Accounting fees and expenses	60,000
Miscellaneous	2,000
Total	$147,294.35
     All amounts are estimated, except for the SEC registration fee.

DESCRIPTION OF SHARE CAPITAL
     We are a Cayman Islands company and our affairs are governed by our amended and restated memorandum and articles of association and the Companies Law (2010 Revision) of the Cayman Islands, which is referred to below as the Companies Law.
     Our authorized share capital is US$1,000,000,000 divided into 50,000,000,000,000 ordinary shares of a nominal or par value of US$0.00002 each. As of June 30, 2010, we had 715,172,111 ordinary shares outstanding.
     The following are summaries of material terms and provisions of our amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ADSs and ordinary shares. This summary is not complete, and you should read our memorandum and articles of association, which has been filed as an exhibit to our Form F-1 (File no. 333-123921) filed with the SEC on April 7, 2005, as amended from time to time. For information on how to obtain copies of our amended and restated memorandum and articles of association, see “Where You Can Find More Information.”
Ordinary Shares
     General. All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.
     Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law and our amended and restated memorandum and articles of association.
     Voting Rights. Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by one or more shareholders present in person or by proxy entitled to vote and together holding at least ten percent of our paid up voting share capital.
     A quorum required for a meeting of shareholders consists of holders of at least one-third of our total outstanding shares present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Shareholders’ meetings may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding, at the date of the deposit of the requisition for a meeting, in aggregate not less than thirty-three percent of our voting share capital. Advance notice of at least seven business days is required for the convening of our annual general meeting and other shareholders meetings.
     An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the ordinary shares. A special resolution is required for important matters such as a change of name. Holders of the ordinary shares may effect certain changes by ordinary resolution, including alter the amount of our authorized share capital, consolidate and divide all or any of our share capital into shares of larger amount than our existing share capital, and cancel any shares.
     Transfer of Shares. Subject to the restrictions of our articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.
     The registration of transfers may be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 40 days in any year.
     Liquidation. Subject to our amended and restated articles of association, if we shall be wound up, the liquidator may, with the sanction of an ordinary resolution from us, divide amongst the shareholders in specie or in kind the whole or any part of our assets.
     Calls on Shares and Forfeiture of Shares. Our board of directors may, from time to time, make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

     Redemption of Shares. Subject to the provisions of the Companies Law and our amended and restated articles of association, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as the directors may, before the issuance of such shares, determine.
     Variations of Rights of Shares. All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law and our amended and restated articles of association, be varied either with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a resolution passed by at least a majority of the holders of the shares of that class at a separate general meeting of the holders of the shares of that class.
     Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”
History of Securities Issuances
     The following is a summary of our securities issuances since our inception in July 2002.
     Ordinary Shares. In September 2003, Techfaith Wireless Technology Group Limited (formerly known as Techfaith Wireless Communication Technology Limited), our direct and wholly owned subsidiary incorporated in the British Virgin Islands, issued a total of 50,000,000 ordinary shares at par value to six individuals, including our founders, through a private placement.
Convertible Notes
     In April 2004, Techfaith BVI issued interest-free notes in the aggregate principal amount of US$14 million to HTF 7 Limited, QUALCOMM, SeaBright China Special Opportunities (I) Limited and Intel Capital Corporation, pursuant to a note subscription and rights agreement. The notes were converted into our ordinary shares at the time of our initial public offering.
     In June 2009, Leo Technology Limited issued 8% senior secured convertible promissory notes of US$10 million aggregate principal amount to the Selling Shareholders. Under the investor rights agreement dated June 9, 2009, the notes were convertible into our ordinary shares or ordinary shares of Leo Technology Limited at the option of the note holders. The Selling Shareholders exercised their conversion rights with respect to the notes in September 2010, converting 62.5% of the principal amount of the notes into 78,814,628 of our ordinary shares and the remaining principal amount into ordinary shares in Leo Technology Limited.
     In August 2010, Techfaith issued a redeemable and convertible bond at the principle amount of US$30 million with 0.5% interest per annum to Beijing E-town International Investment and Development Co., Ltd. (“BEIID”). The bond is convertible into Techfaith’s ordinary shares over the next 5 years at the price of US$5 per ADS at the option of the bond holder as long as each conversion is at the value of more than US$10 million.
Differences in Corporate Law
     The Companies Law of the Cayman Islands, or the Companies Law, is modeled after that of the United Kingdom but does not follow recent United Kingdom statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and Similar Arrangements
     The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation (a “Plan”), which must then be authorised by either (a) a special resolution of the shareholders of each constituent company voting together as one class if the shares to be issued to each shareholder in the consolidated or surviving company will have the same rights and economic value as the shares held in the relevant constituent company or (b) a shareholder resolution of each constituent company passed by a majority in number representing 75% in value of the shareholders voting together as one class. The Plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures. In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:
•	the statutory provisions as to majority vote have been met;
•	the shareholders have been fairly represented at the meeting in question;
•	the arrangement is such that a businessman would reasonably approve; and
•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.
     When a take-over offer is made and accepted by holders of 90.0% of the shares within four months, the offerer may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.
     If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
     Shareholders’ Suits
     The Cayman Islands courts can be expected to follow English case law precedents. The common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against or derivative actions in our name to challenge (a) an act which is ultra vires or illegal, (b) an act which constitutes a fraud against the minority where the wrongdoers are themselves in control of our company, and (c) an action which requires a resolution with a qualified (or special) majority which has not been obtained) have been applied and followed by the courts in the Cayman Islands.
Registration Rights
     Pursuant to our investor rights agreement entered into in June 2009, we have granted certain registration rights to the Selling Shareholders as holders of our ordinary shares upon conversion of the notes. Set forth below is a description of the registration rights granted pursuant to the investor rights agreement. We also previously granted similar registration rights to certain other holders of our ordinary shares issued upon conversion of interest-free notes in the aggregate principal amount of US$14 million pursuant to a note subscription and rights agreement at approximately US$0.21 per share at the time of our initial public offering on May 11, 2005.
Demand Registration Rights
     Holders of at least 30% or more of our outstanding registrable securities converted from the notes may request us, in writing, to file a registration statement providing for the resale of their securities.

     We are not obligated to effect more than one such registration statement within any 12-month period. Such registration statement should be on Form F-3, unless we are not then eligible to use Form F-3, in which case Form F-1 other appropriate form should be used.
     We are also not obligated to effect a demand registration if (1) we notify the requesting holder or holders of the registrable securities of our intention to file for our own account a registration statement within sixty days of receiving the request, (2) the reasonably anticipated aggregate price to the public, net of selling expenses would not be more than US$1,000,000 or (3) we provide a certified signed by our chief executive officer stating that our board of directors concludes in good faith that the filing of such registration statement would be materially detrimental to us and our shareholders in the near future. In the case of (3), we cannot exercise the deferral right more than once in any 12-month period.
Piggyback Registration Rights
     If we propose to file a registration for a public offering of our securities other than relating to an employee benefit plan or to a corporate reorganization, we must offer holders of registrable securities an opportunity to include in the registration all or any part of their registrable securities. The underwriters of any underwritten offering will have the right to limit the number of shares with registration rights to be included in the registration statement.
Expenses of Registration
     We will pay all expenses relating to any demand, piggyback or Form F-3 registrations, other than broker’s commission, underwriter’s discount, concession or commission in connection with the sale of the registrable securities.
     For more detailed information relating to the registration rights, see the investor rights agreement filed as an exhibit to the 2009 20-F.
     Other than this investor rights agreement, we have not entered into any material contracts other than in the ordinary course of business and other than those described in “Item 4. Information on the Company” or elsewhere in the 2009 20-F.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
     We incorporate by reference into this prospectus the description of American Depositary Shares that appears under “Description of American Depositary Shares” in our Form F-1 registration statement (File No. 333-123921) filed with the SEC on April 20, 2005, as amended from time to time.

PRICE RANGE OF OUR ADS
     Our ADSs, each representing 15 of our ordinary shares, have been listed on the NASDAQ since May 5, 2005. Our ADSs are traded under the symbol “CNTF.” For the period from May 5, 2005 to September 29, 2010, the trading price of our ADSs on the NASDAQ has ranged from US$0.71 to US$19.88 per ADS. The following table provides the high and low trading prices for our ADSs on the NASDAQ for all quarters from the date of our initial listing on the NASDAQ through the date of this prospectus.

	Trading Price
	High	Low
	US$	US$
Annual High and Low
2005	19.88	7.8
2006	18.00	6.58
2007	11.13	4.01
2008	6.98	0.71
2009	3.93	1.11
Quarterly Highs and Lows
First Quarter 2008	6.79	3.40
Second Quarter 2008	6.98	4.00
Third Quarter 2008	4.60	0.85
Fourth Quarter 2008	1.33	0.71
First Quarter 2009	1.94	1.11
Second Quarter 2009	2.69	1.31
Third Quarter 2009	3.85	1.95
Fourth Quarter 2009	3.93	2.88
First Quarter 2010	3.65	2.58
Second Quarter 2010	2.98	1.91
Monthly Highs and Lows
March	3.37	2.68
April	2.75	2.35
May	2.98	1.91
June	2.97	2.34
July	3.16	2.49
August	3.45	2.74
September (through September 29, 2010)	3.70	3.20

MATERIAL CHANGES
     Except as set forth herein and otherwise described in our 2009 20-F filed under the Exchange Act and incorporated by reference, no reportable material changes have occurred since December 31, 2009.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
     We are a China-based ODP provider focused on the original design and development of handsets and sales of finished products to our local and international customers. While we maintain the stable growth of product sales, we enter into new businesses, including the branded mobile phone business and the game business, to generate additional revenue streams as part of our growth strategy. Our business currently comprises the following three areas: (1) ODP products; (2) brand name phone sales and (3) game business.
     Our strong technological capabilities, high-quality design capabilities, strong customer relationships, strategic relationships with leading technology providers and ample skilled, low-cost engineering resources enable us to deliver our services and products at competitive costs and with relatively shorter product cycles when compared to our competitors.
Summary Condensed Consolidated Financial Information
Results of Operations for the Six Months ended June 30, 2010
     The following tables present summary condensed consolidated financial information for our company for the periods indicated. You should read the following information in conjunction with “Item 5. Operating and Financial Review and Prospects” included in our 2009 20-F filed with the SEC on May 19, 2010, incorporated by reference in this prospectus, for more financial information and for information regarding trends and other factors that may influence our results of operations.
     The summary unaudited condensed consolidated statement of operations data for the six-month periods ended June 30, 2009 and 2010 below have been derived from our unaudited condensed consolidated financial statements for the six-months period ended June 30, 2009 and 2010 and prepared on the same basis as our audited consolidated financial statements included in our 2009 20-F, except for the presentation changes described as follows. As a result of our having obtained control of QIGI&BODEE Technology (Beijing) Co., Ltd. (“QIGI Technology”) by acquiring 100% of equity interest of the primary beneficiary of QIGI Technology, Citylead Limited (“Citylead”) in the first quarter of 2010, we now operate a new business segment for the sales of brand name phones. We have adjusted our segment reporting accordingly since the first quarter of 2010. We have also combined the business activities of previously reported handset design segment and product sales segment into one segment, the ODP segment. The business activities of QIGI Technology now represent a new segment, the brand name phone sales segment. The summary of unaudited condensed consolidated balance sheet data as of June 30, 2010 have been derived from our unaudited condensed consolidated financial statements for the six-months period ended June 30, 2010 and prepared on the same basis as our audited consolidated financial statements included in our 2009 20-F.
     The unaudited condensed financial statements data presented herein include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Historical results are not necessarily indicative of results to be expected in any future period.

Unaudited Condensed Consolidated Statement of Operation Data
(In Thousands of U.S. Dollars)

	Six Months Ended
	June 30
	2009	2010
Revenues:
ODP	$98,516	$110,774
Brand name phone sales	—	12,844

Game	—	2,791

Total net revenues	98,516	126,409

Cost of revenues:
ODP	80,222	89,118
Brand name phone sales	—	7,906
Game	—	112

Total cost of revenues	80,222	97,136

Gross profit	18,294	29,273

Operating expenses:
General and administrative	(5,254)	(6,160)
Research and development	(6,285)	(5,759)
Selling and marketing	(1,426)	(2,872)

Total operating expenses	(12,965)	(14,791)

Government subsidy income	17	151

Income from operations	5,346	14,633

Income before income taxes	7,720	19,232
Income tax expenses	(1,113)	(4,108)

Net income	6,607	15,124
Less: Net loss (income) attributable to the noncontrolling interest	18	(987)

Net income attributable to Techfaith	$6,625	$14,137

Unaudited Condensed Consolidated Balance Sheet Data
(In Thousands of U.S. Dollars)

June 30, 2010
Cash and cash equivalents	$170,879
Accounts receivable	17,613
Inventories	22,218
Total assets	277,701
Total current liabilities	30,340
Total non-current liabilities	11,519
Total liabilities and equity	277,701
Comparison of the Six Months Periods Ended June 30, 2009 and 2010
Net Revenues
     Our net revenue increased by 28.3% from US$98.5 million for the six months ended June 30, 2009 to US$126.4 million for the six months ended June 30, 2010. The increase was attributed to the increased sales of smart phones and feature phones as well as revenues from brand name phone sales and from the game segments of our business which did not exist in the six months ended June 30, 2009.
     ODP. Our net revenues from ODP increased by 12.5% from US$98.5 million for the six months ended June 30, 2009 to US$110.8million for the six months ended June 30, 2010. The increase was primarily due to the increased sales of smart phones and feature phones.
     Brand Name Phone Sales. Revenues from brand name phone sales increased from nil for the six months ended June 30, 2009 to US$12.8 million for the six months ended June 30, 2010. The increase was primarily due to the introduction of brand name phones in our business.
     Game. Revenues from game increased from nil for the six months ended June 30, 2009 to US$2.8 million for the six months ended June 30, 2010. The increase was primarily due to the fact that we started to provide mobile game services and mobile game design services and began generating income from this business beginning in the fourth quarter of 2009. We expect game revenues to increase in the coming years as we continue our efforts to develop and launch more mobile and online games.
Cost of Revenue
     Cost of revenues increased by 21.1% from US$80.2 million for the six months ended June 30, 2009 to US$97.1 million for the six months ended June 30, 2010. The increase was attributable to the increase in cost of revenues for product sales.
     ODP. Cost of revenues for handset design increased by 11.1% from US$80.2 million for the six months ended June 30, 2009 to US$89.1 million for the six months ended June 30, 2010, due to our increased focus on the portion of our business as a ODP provider. The increase is expected to continue due to our transformation of business model to an ODP provider.
     Brand Name Phone Sales. Cost of revenue from brand name phone sales increased from nil for the six months ended June 30, 2009 to US$7.9 million for the six months ended June 30, 2010. The increase was primarily due to the introduction of brand name phones in our business.
     Game. Cost of revenue from game increased from nil for the six months ended June 30, 2009 to US$112,000 for the six months ended June 30, 2010. The increase was primarily due to the fact that we began providing mobile game services and mobile game design services during 2009, and generated income from one mobile phone game we developed for a customer and the mobile game services we provided to some manufacturers of branded mobile phones. We expect this cost will continue to increase in the future due to our continued efforts to develop and expand the mobile and online games portion of our business.
Gross Profit
     Our gross profit was US$29.3 million for the six months ended June 30, 2010, compared to US$18.3 million for the six months ended June 30, 2009, representing gross margins of 23.2% and 18.6%, respectively. The gross margin for ODP increased from 18.6% for the six months ended June 30, 2009 to 19.5% for the six months ended June 30, 2010. The increase was primarily due to the launching of several new high-end products with higher margins. The gross margin for brand name phone sales increased from nil for the six months ended June 30, 2009 to 38.4% for the six months ended June 30, 2010. This increase was primarily due to the introduction of our brand name phone business in the fourth quarter of 2009. The changes in our product mix also caused the increases in gross margins for brand name phone sales and game. Revenue from ODP decreased from 100.0% of the total net revenue for the six months ended June 30, 2009 to 87.6% for the six months ended June 30, 2010. In addition, revenues from brand name phone sales and game both increased from nil for the six months ended June 30, 2009 to 10.2% and 2.2% of the total net revenues for the six months ended June 30, 2010, respectively. As a result of the foregoing, our gross margins increased from 18.6% for the six months ended June 30, 2009 to 23.2% for the six months ended June 30, 2010.
Operating Expenses
     Operating expenses increased by 13.8% from US$13.0 million for the six months ended June 30, 2009 to US$14.8 million for the six months ended June 30, 2010. The increase was primarily due to the introduction of our brand name phone business and game segment.
     General and Administrative. General and administrative expenses increased by 17.0% from US$5.3 million for the six months ended June 30, 2009 to US$6.2 million for the six months ended June 30, 2010. The increase was due primarily to the increase in our general bad debts provision.
     Research and Development. Research and development expenses decreased by 8.0% from US$6.3 million for the six months ended June 30, 2009 to US$5.8 million for the six months ended June 30, 2010. The decrease was due primarily to the cost savings resulting from a human resource restructuring during 2009 and from the reduction of relevant salaries as a cost-control measure.
     Selling and Marketing. Selling and marketing expenses increased by 107.1% from US$1.4 million for the six months ended June 30, 2009 to US$2.9 million for the six months ended June 30, 2010. The increase was due primarily to the introduction of our brand name phone business and game segment and the increased selling and marketing activities in these areas.
Government Subsidy Income
     Some local governments in PRC give subsidies to companies as an incentive to establish business in their respective jurisdictions. These government subsidies are recognized as subsidy income when they are received as we do not have further obligation to earn this subsidy once received. We recorded a government subsidy income of US$17,000 and US$151,000 for the six months ended June 30, 2009 and 2010, respectively for this type of government subsidy, which constitutes the entirety of the subsidy income received during these periods.
Net Income Attributable to Techfaith
     As a result of the cumulative effect of the foregoing factors, we incurred a net income attributable to Techfaith of US$14.1 million for the six months ended June 30, 2010, as compared to a net income attributable to Techfaith of US$6.6 million for the six months ended June 30, 2009.
Capital Expenditure
     Our capital expenditures mainly relate to our purchase of plant, machinery and equipment related to our business operations. Our capital expenditure amounted to US$0.7 million and US$1.1 million for the six months ended June 30, 2009 and 2010, respectively. We expect that our capital expenditures for the next half of the year 2010 will amount to US$3.0 million because of our purchase of software licenses and equipment and the construction of a plant. We plan to fund capital expenditures primarily through the issuance of cash generated from our operating activities.
Liquidity and Capital Resources
     The following table sets forth a summary of our cash flows for the periods indicated:

	Six months ended June 30,
	2009	2010
	(In thousands)
Net cash provided by operating activities	$23,830	$29,856
Net cash (used in) provided by investing activities	(626)	9,664
Cash provided by financing activities	9,750	—
Effect of exchange rate changes on cash and cash equivalents	(86)	815
Net increase in cash and cash equivalents	32,868	40,335
Cash and cash equivalents at the beginning of period	78,926	130,554
Cash and cash equivalents at the end of period	$111,794	$170,879
     We have financed our operations through cash generated from our operating activities and securities issuances, including our issuance of the 8% senior secured convertible notes to the Selling Shareholders in June 2009. As of June 30, 2009 and 2010, we had US$111.8 million and US$170.9 million, respectively, in cash and cash equivalents. Our cash and cash equivalents primarily consist of cash on hand, bank deposits with terms of three months or less.
     To develop our game business, on June 9, 2009, our subsidiary, Leo Technology Limited, now renamed 798 Entertainment Limited, issued to the Selling Shareholders 8% senior secured convertible promissory notes with an aggregate principal amount of US$10 million. Pursuant to this arrangement, the Selling Shareholders have exercised their conversion rights and are now registering their ordinary shares with this Form F-3. In addition, Infiniti Capital Limited invested US$10 million cash in Leo Technology’s common equity under a definitive agreement entered in 2009. In August 2010, we entered into a redeemable and convertible bond purchase agreement (the “BEIID Agreement”) with BEIID, a PRC stated-owned investment and financing company. According to the BEIID Agreement, we will issue a redeemable and convertible bond at the principal amount of US$30 million with 0.5% interest per annum to BEIID. The proceeds of the bond issuance will be used solely for our direct investment into our newly established subsidiary for the development of a 10 million-unit capacity smartphone production line in Beijing Economic and Technological Development Area. According to the BEIID Agreement, BEIID will be allowed to convert its interest in the redeemable and convertible bond into our ordinary shares over the next 5 years at the price of US$5 per ADS (1 ADS represents 15 ordinary shares) as long as each conversion is at the value of more than US$10 million.
     We believe that our current cash and cash equivalents and cash flow from operations will be sufficient to meet our anticipated cash needs, including our cash needs for working capital and capital expenditures for the next 12 months. We may, however, require additional cash resources beyond the next 12 months due to higher than expected growth in our business or other changing business conditions or future developments, including any possible investments or acquisitions. If our existing cash resources are insufficient to meet our requirements, we may seek to sell additional equity securities, debt securities or borrow from banks. We cannot assure you that financing will be available in the amounts we need or on terms acceptable to us, if at all. The sale of additional securities, including convertible debt securities, in one or more public offerings or private placements could result in additional dilution to our shareholders. The incurrence of indebtedness would result in debt service obligations and could result in operating and financial covenants that restrict our operations and our ability to pay dividends to our shareholders. If we are unable to obtain additional equity or debt financing as required, our business, operations and prospects may suffer.
     The ability of our subsidiaries in China to convert Renminbi into U.S. dollars and make payments to us is subject to PRC foreign exchange regulations. Under these regulations, Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Conversion of Renminbi for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of relevant PRC government authorities. Techfaith is a holding company and has no present plan to pay any cash dividends on its ordinary shares in the foreseeable future. See “Item 8. Financial Information — A. Consolidated Statements and Other Financial Information — Dividend Policy” in our 2009 20-F, incorporated by reference herein. Nor does Techfaith have any loans or any other outstanding debts except for the redeemable and convertible bond that will be issued to BEIID as described above. Accordingly, we believe that the impact of PRC foreign exchange regulations on our ability to meet its cash obligations is minimal.
     Operating Activities. Net cash provided by operating activities was US$23.8 million for the six months ended June 30, 2009 as compared to US$29.9 million for the six months ended June 30, 2010. The increase was mainly due to the operating profit from our ODP business. In connection with sales of products, our customers typically pay us a portion of the selling price before the products are delivered. We account for such prepayment as advance from customers until all the risks and rights associated with the products have been passed onto our customers. Net cash provided by advances from customers was US$1.5 million for the six months ended June 30, 2009 as compared to US$2.6 million for the six months ended June 30, 2010. The increase was due primarily to the increase of sales of products from June 30, 2009 to June 30, 2010.
     In connection with our handset design services, our customers typically pay us a portion of design fees immediately after the design contract is executed. Such design fee advances received from customers are accounted for as deferred revenue and are not recognized until a pre-agreed milestone has been reached.
     Net cash provided by our accounts receivables was US$10.5 million for the six months ended June 30, 2009 as compared to US$7.6 million for the six months ended June 30, 2010, which was primarily due to increase in our general bad debt provisions.
     Investing Activities. For the six months ended June 30, 2009, net cash used in investing activities was US$0.6 million, while for the six months ended June 30, 2010, the net cash provided by investment activities was US$9.7 million. The increase was primarily due to cash acquired from business acquisition of Citylead (net of cash consideration paid of US$0.5 million), which amounted to US$10.7 million.
     Financing Activities. Net cash provided by financing activities was US$9.8 million for the six months ended June 30, 2009 and nil for the six months ended June 30, 2010. The decrease was primarily due to the fact that in June 2009, our subsidiary, Leo Technology Limited, now renamed 798 Entertainment Limited, issued to the Selling Shareholders the 8% senior secured convertible promissory notes with an aggregate principal amount of US$10 million.
     Our capital expenditures amounted to US$0.7 million for the six months ended June 30, 2009 and US$1.1 million for the six months ended June 30, 2010. Our historical capital expenditure consisted principally of purchases of software, machinery, equipment and other items related to our ODP business. Our capital expenditures for the six months ended June 30, 2010 primarily consisted of plant and machinery, furniture, fixtures and equipment.
     Our capital expenditure plan for the second half of the year 2010 is US$3.0 million, which primarily consists of the purchase of software licenses and equipment and the construction of a plant.
Recently Issued Accounting Pronouncement
     In October 2009, the FASB issued an authoritative pronouncement regarding the revenue arrangements with multiple deliverables. This pronouncement was issued in response to practice concerns related to the accounting for revenue arrangements with multiple deliverables under existing pronouncement. Although the new pronouncement retains the criteria from exiting pronouncement for when delivered items in a multiple-deliverable arrangement should be considered separate units of accounting, it removes the previous separation criterion under existing pronouncement that objective and reliable evidence of the fair value of any undelivered items must exist for the delivered items to be considered a separate unit or separate units of accounting. The new pronouncement is effective for fiscal years beginning on or after June 15, 2010. Entities can elect to apply this pronouncement (1) prospectively to new or materially modified arrangements after the pronouncement’s effective date or (2) retrospectively for all periods presented. Early application is permitted; however, if the entity elects prospective application and early adopts this pronouncement after its first interim reporting period, it must also do the following in the period of adoption: (1) retrospectively apply this pronouncement as of the beginning of that fiscal year and (2) disclose the effect of the retrospective adjustments on the prior interim periods’ revenue, income before taxes, net income, and earnings per share. We are in the process of evaluating the effect of adoption of this pronouncement.
     In October 2009, the FASB issued an authoritative pronouncement regarding software revenue recognition. This new pronouncement amends existing pronouncement to exclude from their scope all tangible products containing both software and non-software components that function together to deliver the product’s essential functionality. That is, the entire product (including the software deliverables and non-software deliverables) would be outside the scope of software revenue recognition and would be accounted for under other accounting literature. The new pronouncement include factors that entities should consider when determining whether the software and non-software components function together to deliver the product’s essential functionality and are thus outside the revised scope of the authoritative literature that governs software revenue recognition. The pronouncement is effective for fiscal years beginning on or after June 15, 2010. Entities can elect to apply this pronouncement (1) prospectively to new or materially modified arrangements after the pronouncement’s effective date or (2) retrospectively for all periods presented. Early application is permitted; however, if the entity elects prospective application and early adopts this pronouncement after its first interim reporting period, it must also do the following in the period of adoption: (1) retrospectively apply this pronouncement as of the beginning of that fiscal year and (2) disclose the effect of the retrospective adjustments on the prior interim periods’ revenue, income before taxes, net income, and earnings per share. We are in the process of evaluating the effect of adoption of this pronouncement.
     In January 2010, the FASB issued authoritative guidance on accounting for distributions to shareholders with components of stock and cash. The objective of this new guidance is to clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected prospectively in earnings per share and is not considered a stock dividend for purposes of accounting treatment of equity and earnings per share. This new guidance is effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. We do not expect the adoption of this guidance would have a significant effect on our consolidated financial position or results of operations.
     In January 2010, the FASB issued authoritative guidance to clarify the scope of accounting and reporting for decreases in ownership of a subsidiary. The objective of this guidance is to address implementation issues related to changes in ownership provisions. This guidance clarifies certain conditions, which need to apply to this guidance, and it also expands disclosure requirements for the deconsolidation of a subsidiary or derecognition of a group of assets. This guidance is effective in the period in which an entity adopts the authoritative guidance on noncontrolling interests in consolidated financial statements. If an entity has previously adopted the guidance on noncontrolling interests in consolidated financial statements, the amendments in this update are effective beginning in the first interim or annual reporting period ending on or after December 15, 2009. Retrospective application to the first period that an entity adopted the guidance on noncontrolling interests in consolidated financial statements is required. We do not expect the adoption of this guidance would have a significant effect on our consolidated financial position or results of operations.
     In April 2010, the FASB issued an authoritative pronouncement on milestone method of revenue recognition. The scope of this pronouncement is limited to arrangements that include milestones relating to research or development deliverables. The pronouncement specifies guidance that must be met for a vendor to recognize consideration that is contingent upon achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. The guidance applies to milestones in arrangements within the scope of this consensus regardless of whether the arrangement is determined to have single or multiple deliverables or units of accounting. The pronouncement will be effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early application is permitted. Companies can apply this guidance prospectively to milestones achieved after adoption. However, retrospective application to all prior periods is also permitted. We are in the process of evaluating the effect of adoption of this pronouncement.
     In April 2010, the FASB issued an authoritative pronouncement on effect of denominating the exercise price of a share based payment award in the currency of the market in which the underlying equity securities trades and that currency is different from (1) entity’s functional currency, (2) functional currency of the foreign operation for which the employee provides services, and (3) payroll currency of the employee. The guidance clarifies that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should be considered an equity award assuming all other criteria for equity classification are met. The pronouncement will be effective for interim and annual periods beginning on or after December 15, 2010, and will be applied prospectively. Affected entities will be required to record a cumulative catch-up adjustment for all awards outstanding as of the beginning of the annual period in which the guidance is adopted. We are in the process of evaluating the effect of adoption of this pronouncement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC pursuant to the Exchange Act, including any filings after the date of this prospectus, until this offering is completed. The information incorporated by reference is an important part of this prospectus.
•	Our 2009 20-F, filed with the SEC on May 19, 2010; and

•	The description of our ADSs contained in our Registration Statement on Form F-1 (File no. 333-123921), filed with the SEC on April 7, 2005, as amended from time to time.
     Our 2009 20-F contains a description of our business and audited consolidated financial statements with reports by our independent registered public accounting firm. These financial statements are prepared in accordance with U.S. GAAP.
     We may incorporate any report on Form 6-K subsequently furnished to the SEC, but only to the extent we specifically indicate in the report that it is being incorporated by reference into this prospectus. Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus from us (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by calling us at (+86-10) 5822-8288 or writing to us at the following address: Building 1, No. 13, Yong Chang North Road, Beijing Economic-Technological Development Area (Yi Zhuang), Beijing 100176, People’s Republic of China.
     You should rely only on the information contained in, or incorporated by reference into, this prospectus. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.
     We have not authorized anyone to provide you with different or additional information. We are not offering to sell or soliciting any offer to buy any securities in any jurisdiction where such offer or sale is not permitted. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any applicable prospectus supplement or in any other document subsequently filed with the SEC that also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes that statement. Any statement that is so modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

EXCHANGE RATE INFORMATION
     Our reporting and financial statements are expressed in the U.S. dollar, which is our reporting and functional currency. However, substantially all of the revenues and expenses of our consolidated operating subsidiaries and variable interest entities are denominated in RMB. This registration statement contains translations of RMB amounts into U.S. dollars at specific rates solely for the convenience of the reader. The conversion of RMB into U.S. dollars in this registration statement is based on the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this registration statement were made at a rate of RMB6.7815 to US$1.00, the noon buying rate in effect as of June 30, 2010. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, the rates stated below, or at all. The Chinese government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange. See “Risk Factors” incorporated by reference herein for discussions of the effects of fluctuating exchange rates and currency control on the value of our ADSs. On September 24, 2010, the noon buying rate was RMB6.7035 to US$1.00.
     The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this registration statement or will use in the preparation of our periodic reports or any other information to be provided to you. The source of these rates is the Federal Reserve Bank of New York.

	Noon Buying Rate
	Period End	Average(1)	Low	High
Period	(RMB per US$1.00)
2005
2006	7.8041	7.9579	8.0702	7.8041
2007	7.2946	7.5806	7.8127	7.2946
2008	6.8225	6.9193	7.2946	6.7800
2009	6.8259	6.8295	6.8470	6.8176
2010
March	6.8258	6.8262	6.8270	6.8254
April	6.8247	6.8256	6.8275	6.8229
May	6.8305	6.8275	6.8310	6.8245
June	6.7815	6.8184	6.8323	6.7815
July	6.7735	6.7762	6.7807	6.7709
August	6.8069	6.7873	6.8069	6.7670
September (through September 24, 2010)	6.7035	6.7514	6.8102	6.7035

(1)	Annual averages are calculated from month-end rates. Monthly averages are calculated using the average of the daily rates during the relevant period.

EXPERTS
     The consolidated financial statements and financial statement schedule of China Techfaith Wireless Communication Technology Limited (the “Company”) incorporated in this prospectus by reference to the Company’s 2009 20-F, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009 have been audited by Deloitte Touche Tohmatsu CPA Ltd., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and the financial statement schedule and includes an explanatory paragraph referring to the adoption of the authoritative guidance on noncontrolling interests in consolidated financial statements, effective on January 1, 2009 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
     The consolidated financial statements of Citylead Limited as of and for the years ended December 31, 2008 and 2009, included in this prospectus, have been audited by Deloitte Touche Tohmatsu CPA Ltd., independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
     The offices of Deloitte Touche Tohmatsu CPA Ltd. are located at 8/F, Deloitte Tower, The Towers, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, the People’s Republic of China.

ENFORCEABILITY OF CIVIL LIABILITIES
     We were incorporated in the Cayman Islands in order to enjoy certain benefits, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions, and the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include a less developed body of Cayman Islands securities laws that provide significantly less protection to investors as compared to the securities laws of the United States, and the potential lack of standing by Cayman Islands companies to sue in the federal courts of the United States.
     Our organizational documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.
     Almost all of our current operations are conducted in China, and substantially all of our assets are located in China. We have appointed Law Debenture Corporate Services Inc., 400 Madison Avenue, 4th Floor, New York, New York 10017, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
     Maples and Calder, our counsel as to Cayman Islands law, and Guan Teng Law Firm, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:
•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.
     Maples and Calder has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, and which was neither obtained in a manner nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.
     Guan Teng Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other agreements with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)

	As of	As of
	December 31,	June 30,
	2009	2010
ASSETS
Current assets:
Cash and cash equivalents	$130,544	$170,879

Accounts receivable, net of allowances of $9,151 and $10,078 as of December 31, 2009 and as of June 30, 2010, respectively	28,992	17,613

Amount due from a related party	9,941	4,103

Inventories	22,937	22,218

Prepaid expenses and other current assets	12,420	14,104

Total current assets	204,834	228,917

Plant, machinery and equipment, net	44,582	43,861

Acquired intangible assets, net	645	3,075

Goodwill	606	1,848

TOTAL ASSETS	$250,667	$277,701

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable (including accounts payable of the consolidated variable interest entities without recourse to China Techfaith Wireless Communication Technology Limited, $30 and $nil as of December 31, 2009 and June 30, 2010, respectively)	$10,514	$9,727

Amounts due to related parties	266	43

Accrued expenses and other current liabilities (including accrued expenses and other current liabilities of the consolidated variable interest entities without recourse to China Techfaith Wireless Communication Technology Limited, $223 and $595 as of December 31, 2009 and June 30, 2010, respectively)	10,026	8,644

Advance from customers (including advance from customers of the consolidated variable interest entities without recourse to China Techfaith Wireless Communication Technology Limited, $178 and $338 as of December 31, 2009 and June 30, 2010, respectively)	4,720	7,351

Deferred revenue	755	889

Income tax payable (including income tax payable of consolidated variable interest entities without recourse to China Techfaith Wireless Communication Technology Limited, $25 and $797 as of December 31, 2009 and June 30, 2010, respectively)	1,162	2,366

Put option liability	1,257	1,320

Total current liabilities	28,700	30,340

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)

	As of	As of
	December 31,	June 30,
	2009	2010
Convertible notes and embedded derivatives	15,441	11,362
Deferred tax liability-noncurrent	—	157

Total liabilities	44,141	41,859

Commitments (Note 19)

Equity:
Ordinary shares of par value $0.00002 50,000,000,000,000 shares authorized; shares issued and outstanding, 650,156,045 and 715,172,111 as of December 31, 2009 and June 30, 2010, respectively)	13	14

Additional paid-in capital	113,657	126,292

Treasury stock, at cost (918,000 and nil shares as of December 31, 2009 and June 30 2010, respectively)	(199)	—

Accumulated other comprehensive income	23,863	25,220

Statutory reserve	10,993	10,993

Retained earnings	55,866	70,003

Total China Techfaith Wireless Communication Technology Limited shareholders’ equity	204,193	232,522

Noncontrolling interests	2,333	3,320

Total equity	206,526	235,842

TOTAL LIABILITIES AND EQUITY	$250,667	$277,701

The accompanying notes are an integral part of these consolidated financial statements.

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)

	Six months ended June 30,
	2009	2010
Revenues:
ODP	$98,516	$110,774
Brand name phone sales	—	12,844
Game	—	2,791

Total net revenues	98,516	126,409

Cost of revenues:
ODP	80,222	89,118
Brand name phone sales	—	7,906
Game	—	112

Total cost of revenues	80,222	97,136

Gross profit	18,294	29,273

Operating expenses:
General and administrative	(5,254)	(6,160)
Research and development	(6,285)	(5,759)
Selling and marketing	(1,426)	(2,872)

Total operating expenses	(12,965)	(14,791)

Government subsidy income	17	151

Income from operations	5,346	14,633

Interest expenses	(92)	(530)
Interest income	333	390
Other income	38	193
Change in fair value of put option	(18)	(63)
Change in fair value of derivatives embedded in convertible notes	2,113	4,609

Income before income taxes	7,720	19,232
Income tax expenses	(1,113)	(4,108)

Net income	6,607	15,124
Less: Net loss (income) attributable to noncontrolling interests	18	(987)

Net income attributable to China Techfaith Wireless Communication Technology Limited	$6,625	$14,137

Net income per share attributable to China Techfaith Wireless Communication Technology Limited:
Basic	$0.01	$0.02

Diluted	$0.01	$0.02

Weighted average shares used in computation:
Basic	650,034,590	700,601,047

Diluted	664,671,776	826,715,923

The accompanying notes are an integral part of these consolidated financial statements.

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF
CHANGES IN EQUITY AND COMPREHENSIVE INCOME
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)

								Equity
								attributable to
					Accumulated			China Techfaith
			Additional		other			Wireless	Non-
	Ordinary Shares		paid-in	Treasury	comprehensive	Statutory	Retained	Communication	controlling	Total	Comprehensive
	Number	Amount	capital	stock	income	reserve	earning	Technology Limited	interests	equity	Income
Balance at December 31, 2008	650,034,590	$13	$105,846	—	$24,095	$8,542	$51,980	$190,476	$1,340	$191,816
Vesting of non-vested shares	—	—	2	—	—	—	—	2	—	2
Foreign currency translation adjustments	—	—	—	—	(588)	—	—	(588)	—	(588)	$(588)
Net income	—	—	—	—	—	—	6,625	6,625	(18)	6,607	6,607

Balance at June 30, 2009	650,034,590	$13	$105,848	—	$23,507	$8,542	$58,605	$196,515	$1,322	$197,837	$6,019

Balance at December 31, 2009	650,156,045	$13	$113,657	$(199)	$23,863	$10,993	$55,866	$204,193	$2,333	$206,526
Shares issued for acquisition of Citylead	65,934,066	1	12,834	—	—	—	—	12,835	—	12,835
Foreign currency translation adjustments	—	—	—	—	1,357	—	—	1,357	—	1,357	$1,357
Cancellation of treasury stock	(918,000)	—	(199)	199	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	14,137	14,137	987	15,124	15,124

Balance at June 30, 2010	715,172,111	$14	$126,292	—	$25,220	$10,993	$70,003	$232,522	$3,320	$235,842	$16,481

The accompanying notes are an integral part of these consolidated financial statements.

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)

	Six months ended June 30,
	2009	2010
Operating activities:
Net income	$6,607	$15,124
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of plant, machinery and equipment	211	(6)
Amortization of acquired intangible assets	184	327
Warranty provision	923	51
Bad debts expense	1,311	3,036
Depreciation of plant, machinery and equipment	2,292	1,559
Change in fair value of put option	18	63
Amortization of share-based compensation	2	—
Change in fair value of derivatives associated with convertible notes	(2,113)	(4,609)
Change in fair value of contigent consideration receivable associated With business acquisition	—	(19)
Amortization of convertible notes interest	59	530
Changes in operating assets and liabilities:
Accounts receivable	10,510	7,617
Notes receivable	(608)	—
Inventories	10,121	2,817
Prepaid expenses and other current assets	(3,073)	1,358
Deferred income tax	(81)	(13)
Accounts payable	(3,294)	(1,010)
Accrued expenses and other current liabilities	225	(938)
Advance from customers	1,511	2,631
Deferred revenue	(975)	134
Income tax payable	—	1,204

Net cash provided by operating activities	23,830	29,856

Investing activities:
Purchase of plant, machinery and equipment	(519)	(575)
Proceeds from sale of plant, machinery and equipment	29	55
Purchase of intangible assets	(217)	(499)
Decrease in restricted cash	81	—
Cash acquired from business acquisition of Citylead, net of cash consideration paid of $500	—	10,683

Net cash (used in) provided by investing activities	(626)	9,664

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)

	Six months ended June 30,
	2009	2010
Financing activities:
Proceeds from issuance of convertible notes, net of issuance cost paid of $250	9,750	—

Cash provided by financing activities	9,750	—

Effect of exchange rate changes on cash and cash equivalents	(86)	815
Net increase in cash and cash equivalents	32,868	40,335
Cash and cash equivalents at the beginning of the year	78,926	130,544

Cash and cash equivalents at the end of the period	$111,794	$170,879

Supplemental cash flow information:
Cash paid during the year for:
Interest expenses	$10	$31

Income taxes	$1,109	$3,071

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
1.	BASIS OF PREPARATION
The accompanying unaudited condensed consolidated financial statements include the financial information of China Techfaith Wireless Communication Technology Limited (the “Company”), its subsidiaries, and its variable interest entities (the “VIEs”) (collectively, the “Group”). All intercompany balances and transactions have been eliminated in consolidation. The unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Security and Exchange Commission and U.S. generally accepted accounting standards for interim financial reporting. The results of operations for the six months periods ended June 30, 2009 and 2010 are not necessarily indicative of the results for the full years. The Group believes that the disclosures are adequate to make the information presented not misleading.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the financial statements, accounting policies and financial notes thereto. In opinion of the management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments), which are necessary for a fair representation of financial results for the interim periods presented.
The financial information as of December 31, 2009 presented in the unaudited condensed financial statements is derived from our audited consolidated financial statements for the year ended December 31, 2009.
The accompanying unaudited condensed consolidated financial statements have been prepared using the same accounting policies as used in the preparation of the Company’s consolidated financial statements on Form 20-F for the fiscal year ended December 31, 2009.
Acquisition of Citylead Limited in 2010
In February 2010, the Company acquired Citylead Limited (“Citylead”) together with its subsidiaries and VIE. Through this acquisition, the Group commenced to operate a new operating segment for the sales of brand name phones. The detail of this acquisition and the related contractual arrangements with the consolidated VIE is set out in Note 3.

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
1.	BASIS OF PREPARATION — continued
The following financial statement amounts and balances of the Group’s VIEs were included in the accompanying consolidated financial statements as of and for the periods ended:

	As of	As of
	December 31,	June 30,
	2009	2010
Total assets	$7,090	$29,193
Total liabilities	$456	$1,730

	Six months ended June 30,
	2009	2010
Net revenues	$153	$16,065
Net (loss) profit	$(42)	$4,127

Business combinations
Business combinations are recorded using the purchase method of accounting.
The assets acquired, the liabilities assumed, and any noncontrolling interest of the acquiree at the acquisition date, if any, are measured at their fair values as of that date. Goodwill is recognized and measured as the excess of the total consideration transferred plus the fair value of any noncontrolling interest of the acquiree, if any, at the acquisition date over the fair values of the identifiable net assets acquired.
Common forms of the consideration made in acquisitions include cash and common equity instruments. Consideration transferred in a business acquisition is measured at the fair value as at the date of acquisition. For shares issued in a business combination, the Group has estimated the fair value as of the date of acquisition. Where the consideration in an acquisition includes contingent consideration the payment of which depends on the achievement of certain specified conditions post-acquisition, the contingent consideration is recognized and measured at its fair value at the acquisition date and if recorded as a liability it is subsequently carried at fair value with changes in fair value reflected in earnings.
Changes in the Group’s ownership interest while the Group retains its controlling financial interest in its subsidiary are accounted for as equity transactions (investments by owners and distributions to owners acting in their capacity as owners). Therefore, no gain or loss is recognized in consolidated net income or comprehensive income. The carrying amount of the noncontrolling interest is adjusted to reflect the change in its ownership interest in the subsidiary. Any difference between the fair value of the consideration received or paid and the amount by which the noncontrolling interest is adjusted is recognized in equity attributable to the parent.

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
1.	BASIS OF PREPARATION — continued
Goodwill
The excess of the purchase price over the fair value of net assets acquired is recorded on the consolidated balance sheet as goodwill.
The Group completes a two-step goodwill impairment test. The first step compares the fair value of each reporting unit (operating segment or one level below an operating segment) to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of the affected reporting unit’s goodwill to the carrying value of that goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. This allocation process is only performed for purposes of evaluating goodwill impairment and does not result in an entry to adjust the value of any assets or liabilities. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill. The annual impairment test is performed as of December 31of every year.
Impairment of long-lived assets and certain identifiable intangibles
The Group reviews its long-lived assets for impairment whenever events or change in circumstances indicate that the carrying amounts of an asset may no longer be recoverable. When these events occur, the Group measures impairment by comparing the carrying values of the long- lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amounts of the assets, the Group would recognize an impairment loss based on the fair values of the assets.
Segment Reporting
As a result of acquisition of Citylead in February 2010, the Group adjusted its segment reporting since then. The business activities of previously reported handset design segment and product sales segment are now combined into one segment, named as original developed products (the “ODP”) segment. The business activities of QIGI Technology acquired in 2010 are now representing a new segment of the Group, named as brand name phone sales segment. Prior-year figures have been adjusted retrospectively.

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
2.	RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
(1)	Newly Adopted Accounting Pronouncement

In June 2009, the Financial Accounting Standards Board (the “FASB”) issued an authoritative pronouncement that changes how a company determines whether an entity should be consolidated when such entity is insufficiently capitalized or is not controlled by the company through voting (or similar rights). The determination of whether a company is required to consolidate an entity is based on, among other things, the entity’s purpose and design and the company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. The pronouncement retains the scope of previously issued pronouncements but added entities previously considered qualifying special purpose entities, since the concept of these entities was eliminated by the FASB. The pronouncement is effective as of the beginning of the first fiscal year that begins after November 15, 2009.

The Group adopted this pronouncement since January 1, 2010. The adoption of this pronouncement did not have a significant impact on the Group’s financial position or results of operations, other than the additional disclosure made regarding the assets of the VIEs for which can be used only to settle obligations of the VIEs and liabilities of the VIEs for which creditors (or beneficial interest holders) did not have recourse to the general credit of the Group on the face of the balance sheets as required by the guidance.

(2)	Recently Issued Accounting Pronouncement Not Yet Adopted

In October 2009, the FASB issued an authoritative pronouncement regarding the revenue arrangements with multiple deliverables. This pronouncement was issued in response to practice concerns related to the accounting for revenue arrangements with multiple deliverables under existing pronouncement. Although the new pronouncement retains the criteria from exiting pronouncement for when delivered items in a multiple-deliverable arrangement should be considered separate units of accounting, it removes the previous separation criterion under existing pronouncement that objective and reliable evidence of the fair value of any undelivered items must exist for the delivered items to be considered a separate unit or separate units of accounting. The new pronouncement is effective for fiscal years beginning on or after June 15, 2010. Entities can elect to apply this pronouncement (1) prospectively to new or materially modified arrangements after the pronouncement’s effective date or (2) retrospectively for all periods presented. Early application is permitted; however, if the entity elects prospective application and early adopts this pronouncement after its first interim reporting period, it must also do the following in the period of adoption: (1) retrospectively apply this pronouncement as of the beginning of that fiscal year and (2) disclose the effect of the retrospective adjustments on the prior interim periods’ revenue, income before taxes, net income, and earnings per share. The Group is in the process of evaluating the effect of adoption of this pronouncement.

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
2.	RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS — continued
(2)	Recently Issued Accounting Pronouncement Not Yet Adopted — continued

In October 2009, the FASB issued an authoritative pronouncement regarding software revenue recognition. This new pronouncement amends existing pronouncement to exclude from their scope all tangible products containing both software and non-software components that function together to deliver the product’s essential functionality. That is, the entire product (including the software deliverables and non-software deliverables) would be outside the scope of software revenue recognition and would be accounted for under other accounting literature. The new pronouncement include factors that entities should consider when determining whether the software and non-software components function together to deliver the product’s essential functionality and are thus outside the revised scope of the authoritative literature that governs software revenue recognition. The pronouncement is effective for fiscal years beginning on or after June 15, 2010. Entities can elect to apply this pronouncement (1) prospectively to new or materially modified arrangements after the pronouncement’s effective date or (2) retrospectively for all periods presented. Early application is permitted; however, if the entity elects prospective application and early adopts this pronouncement after its first interim reporting period, it must also do the following in the period of adoption: (1) retrospectively apply this pronouncement as of the beginning of that fiscal year and (2) disclose the effect of the retrospective adjustments on the prior interim periods’ revenue, income before taxes, net income, and earnings per share. The Group is in the process of evaluating the effect of adoption of this pronouncement.

In January 2010, the FASB issued authoritative guidance on accounting for distributions to shareholders with components of stock and cash. The objective of this new guidance is to clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected prospectively in earnings per share and is not considered a stock dividend for purposes of accounting treatment of equity and earnings per share. This new guidance is effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. The Group does not expect the adoption of this guidance would have a significant effect on its consolidated financial position or results of operations.

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
2.	RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS — continued
(2)	Recently Issued Accounting Pronouncement Not Yet Adopted — continued

In January 2010, the FASB issued authoritative guidance to clarify the scope of accounting and reporting for decreases in ownership of a subsidiary. The objective of this guidance is to address implementation issues related to changes in ownership provisions. This guidance clarifies certain conditions, which need to apply to this guidance, and it also expands disclosure requirements for the deconsolidation of a subsidiary or derecognition of a group of assets. This guidance is effective in the period in which an entity adopts the authoritative guidance on noncontrolling interests in consolidated financial statements. If an entity has previously adopted the guidance on noncontrolling interests in consolidated financial statements, the amendments in this update are effective beginning in the first interim or annual reporting period ending on or after December 15, 2009. Retrospective application to the first period that an entity adopted the guidance on noncontrolling interests in consolidated financial statements is required. The Group does not expect the adoption of this guidance would have a significant effect on its consolidated financial position or results of operations.

In April 2010, the FASB issued an authoritative pronouncement on milestone method of revenue recognition. The scope of this pronouncement is limited to arrangements that include milestones relating to research or development deliverables. The pronouncement specifies guidance that must be met for a vendor to recognize consideration that is contingent upon achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. The guidance applies to milestones in arrangements within the scope of this consensus regardless of whether the arrangement is determined to have single or multiple deliverables or units of accounting. The pronouncement will be effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early application is permitted. Companies can apply this guidance prospectively to milestones achieved after adoption. However, retrospective application to all prior periods is also permitted. The Group is in the process of evaluating the effect of adoption of this pronouncement.

In April 2010, the FASB issued an authoritative pronouncement on effect of denominating the exercise price of a share based payment award in the currency of the market in which the underlying equity securities trades and that currency is different from (1) entity’s functional currency, (2) functional currency of the foreign operation for which the employee provides services, and (3) payroll currency of the employee. The guidance clarifies that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should be considered an equity award assuming all other criteria for equity classification are met. The pronouncement will be effective for interim and annual periods beginning on or after December 15, 2010, and will be applied prospectively. Affected entities will be required to record a cumulative catch-up adjustment for all awards outstanding as of the beginning of the annual period in which the guidance is adopted. The Group is in the process of evaluating the effect of adoption of this pronouncement.

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
3.	ACQUISITION
On February 10, 2010, the Group acquired Citylead together with its subsidiaries and VIE, QIGI&BODEE Technology (Beijing) Co., Ltd. (“QIGI Technology”), a domestic mobile phone trading company.
The consideration paid includes $500 of cash and 65,934,066 ordinary shares of the Company at a fair value of $0.19 per ordinary share as of the acquisition date. There are contingent receivables according to the acquisition agreements based on QIGI Technology’s operating performance. If QIGI Technology does not meet the performance target for year 2010 or 2011 as stipulated in the share purchase agreement, the former shareholders of Citylead are obligated to return certain number of ordinary shares of the Company back to the Group based on a pre-determined formula. Such contingent share receivable was initially recorded as contingent consideration receivable at fair value as of the acquisition date and subsequently remeasured at fair value at each period end.
Citylead, through its wholly owned subsidiary, QIGI&BODEE International Technology (Beijing) Co., Ltd (“QIGI International”), entered into a series of agreements with equity owners of QIGI Technology and QIGI Technology on February 5, 2010. The series of agreements include (i) exclusive business cooperation agreements under which QIGI International provides complete business support services and consulting services to QIGI Technology in exchange for a fee that constitutes substantially all of QIGI Technology’s net income, (ii) Power of attorney under which the equity owners of QIGI Technology executed an irrevocable power of attorney appointing the person(s) designated by QIGI International as their attorney-in-fact to vote on their behalf on all matters of QIGI Technology requiring shareholder approval under PRC laws and regulations and the article of association of QIGI Technology, (iii) equity interest transfer agreement which irrevocably grants an exclusive right to QIGI International to purchase, to the extent permitted by under PRC law, all or part of the equity interests in QIGI Technology at a price of one Renminbi (“RMB”) unless otherwise legally required, and (iv) equity interest pledge agreements under which the ultimate owners agreed to pledge all their respective rights and interests in QIGI Technology, in favour of QIGI International. Therefore, QIGI International is the primary beneficiary of QIGI Technology and QIGI Technology becomes a VIE of Citylead.
Through this acquisition the Group expanded its branding business to target enterprise users and operator tailored customers.
The transaction was considered an acquisition of a business and accordingly the purchase method of accounting has been applied. The amounts assigned to the identifiable intangible assets of the acquired business are based on the preliminary assessment of their fair values and are subject to change pending the finalization of the valuations of these intangibles. The finalization of those valuations could affect the amounts assigned to the intangible assets or goodwill of the acquired business of Citylead and the related periodic changes for these intangible assets.
The purchase price allocation of the transaction was determined by the Group with the assistance of an independent valuation firm, which was allocated to assets acquired and liabilities assumed as of the date of acquisition as follows:

Cash consideration	$500
Fair value of ordinary shares	12,835
Fair value of contingent receivable	(196)

Total consideration	$13,139

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
3.	ACQUISITION — continued

The purchase price was preliminarily allocated as follows:

		Amortization
		period
Cash acquired	$11,183
Intangible assets:
Contract backlog	20	0.1 year
Customer base	680	5 years
Trade name & domain name	1,670	Indefinite life
Goodwill	1,242
Deferred tax liability	(170)

Other net liabilities acquired	(1,486)

Total	$13,139

The goodwill is mainly attributable to intangible assets that cannot be recognized separately as identifiable assets under U.S. GAAP, and comprise (a) the assembled work force and (b) the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition.
The change of fair value of the contingent consideration from date of acquisition to June 30, 2010 was determined to be an increase in asset of $19, which was recognized in the other income in the consolidated statement of operations in the six months period ended June 30, 2010.
The following pro forma information summarizes the results of operations for the Group as if the acquisition had occurred as of January 1, 2009 and 2010. The following pro forma financial information is not necessarily indicative of the results that would have occurred had the acquisition been completion at the beginning of the periods indicated, nor is it indicative of future operating results:

	Six months ended June 30,
	2009	2010
Total revenue	$107,498	$127,872
Net income attributable to China Techfaith Wireless Communication Technology Limited	$8,359	$14,420

Net income per share attributable to China Techfaith Wireless Communication Technology Limited
— Basic	$0.01	$0.02
— Diluted	$0.01	$0.02

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
4.	ACCOUNTS RECEIVABLE
Accounts receivable consists of the following:

	As of	As of
	December 31,	June 30,
	2009	2010
Billed receivables	$28,316	$17,613
Unbilled receivables	676	—

	$28,992	$17,613

Unbilled receivables represent amounts earned under handset design service contracts in progress but not billable at the respective balance sheet dates. These amounts become billable according to the contract terms, which usually consider the achievement of certain milestones or completion of the project. The Group anticipates that substantially all of such unbilled amounts will be billed and collected within twelve months of balance sheet date.
Movement of allowance for doubtful accounts is as follows:

	Six months ended June 30,
	2009	2010
Balance at beginning of the period	$7,128	$9,151
Charge to expenses	1,311	3,036
Utilized during the period	—	(2,166)
Exchange difference	—	57

Balance at end of the period	$8,439	$10,078

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
5.	INVENTORIES
Inventories consist of the following:

	As of	As of
	December 31,	June 30,
	2009	2010
Work in progress	$480	$602
Raw materials	21,443	20,658
Finished goods	1,014	958

Inventories, net	$22,937	$22,218

Inventories are written down for provisions for obsolescence to net realizable value based upon estimates of future demand, technology developments, and market conditions.
6.	PREPAID EXPENSES AND OTHER CURRENT ASSETS
Prepaid expenses and other current assets consist of the following:

	As of	As of
	December 31,	June 30,
	2009	2010
Advance to EMS providers	$4,216	$4,867
Supplier rebate receivable	2,817	3,866
Value added taxes recoverable	3,739	2,445
Prepaid advertising fee	—	629
Prepaid software license fee	280	410
Rental deposits	358	387
Staff advances	217	245
Rental receivable	—	220
Contingent acquisition consideration receivable	—	215
Prepaid testing and tooling fee	261	208
Interest receivable	65	96
Prepaid commercial insurance	94	49
Other prepaid and current assets	373	467

	$12,420	$14,104

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
7.	PLANT, MACHINERY AND EQUIPMENT, NET
Plant, machinery and equipment, net consist of the following:

	As of	As of
	December 31,	June 30,
	2009	2010
Construction in progress	$23,680	$24,195
Office building	19,236	19,362
Leasehold improvements	1,653	1,760
Motor vehicles	721	725
Plant and machinery	11,988	12,019
Furniture, fixtures and equipment	4,968	4,841
Software	7,555	7,574

	69,801	70,476
Less: Accumulated depreciation	(25,219)	(26,615)

Plant, machinery and equipment, net	$44,582	$43,861

The Group recorded depreciation expenses of $2,292 and $1,599 for the six months period ended June 30, 2009 and 2010, respectively.
8.	ACQUIRED INTANGIBLE ASSETS, NET
Acquired intangible assets, net consist of the following:

	December 31, 2009			June 30, 2010
	Gross		Net	Gross		Net
	carrying	Accumulated	carrying	carrying	Accumulated	carrying
	amount	amortization	amount	amount	amortization	amount
Software license	2,593	(1,962)	631	2,980	(2,213)	767
Certification of internet content provider	15	(1)	14	15	(4)	11
Customer base	—	—	—	680	(53)	627
Contract backlog	—	—	—	20	(20)	—
Trade name and domain name	—	—	—	1,670	—	1,670

	2,608	(1,963)	645	5,365	(2,290)	3,075

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
8.	ACQUIRED INTANGIBLE ASSETS, NET — continued
The Group had recorded amortization expenses of $184 and $327 for the six months period ended June 30, 2009 and 2010, respectively.
The future amortization expenses for the net carrying amount of intangible assets with definite lives as of June 30, 2010 were as follows:

Six-month ending December 31, 2010	$323
Year 2011	406
Year 2012	373
Year 2013	174
Year 2014	129

$1,405

9.	GOODWILL
Changes in the carrying amount of goodwill by reportable segments for the six months peirods ended June 30, 2009 and 2010, consisted of the following:

		Brand name
	ODP	phone sales	Game	Total
Balance as of January 1, 2009	$606	$—	$—	$606

Balance as of June 30, 2009	$606	$—	$—	$606

Balance as of January 1, 2010	$606	$—	$—	$606
Acquisition of Citylead (Note 3)	—	1,242	—	1,242

Balance as of June 30, 2010	$606	$1,242	$—	$1,848

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
10.	LONG-TERM INVESTMENT

BYTE
On March 15, 2007, BYTE Holding Ltd. (“BYTE”) was established by Techfaith Wireless Technology Group Limited (“Techfaith BVI”) and BYD Co., Ltd. (“BYD”) in the BVI. BYTE’s registered capital is $2,724, of which Techfaith BVI and BYD injected $nil and $2,724, and owns 31% and 69% equity interest, respectively, up to June 30, 2010. BYTE is principally engaged in providing one-stop EMS to global leading handset customers.
BYTE was accounted for as an equity method investment before January 1, 2009. Since the Group had no obligation to fund BYTE’s loss, the Group did not record its share of BYTE’s result as of December 31, 2008 and the investment was with carrying amount of zero as of December 31, 2008.
The Group could not obtain BYTE’s financial statements since 2009. Therefore, the investment was reported as a cost method investment with zero cost as the Group does not have the ability to exercise significant influence over BYTE’s operating and financial policies.

Arasor
On July 20, 2007, the Company and Arasor International Group (“Arasor”) jointly formed a company named Joined Fame Technology Limited (“Joined Fame”) in the BVI to expand the wireless handset opportunities in the world’s emerging markets. As of June 30, 2010, both the Company and Arasor had not injected capital in Joined Fame and Joined Fame had not started its business.
11.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
Accrued expenses and other current liabilities consist of the following:

	As of	As of
	December 31,	June 30,
	2009	2010
Social insurance payables	$931	$1,552
Accrued royalty and license fee	1,116	1,417
Payable to service suppliers	1,076	866
Accrued professional fees	752	864
Payable for purchase of software	799	687
Business tax, value added tax and other tax payables	1,840	658
Accrued testing fee	988	591
Accrued salary	416	456
Warranty provision	377	333
Accrued utilities fee	481	287
Rental payable	149	254
Customer deposits for minimum purchase	218	148
Government grants	59	59
Others	824	472

	$10,026	$8,644

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
12.	INCOME TAXES
As of June 30, 2010, operating loss carry forwards amounted to $45,662 which will begin to expire in 2011. The Group determines whether or not a valuation allowance is required at the level of each taxable entity. The greater part of deferred tax assets arise in companies which are not expected to have any significant taxable income in the foreseeable future and consequently a full provision has been made in respect of those.
13.	PUT OPTION LIABILITY
In March 2006, the Group entered into Series A Preferred Shares Purchase and Sell Agreement (“the Agreement”) with QUALCOMM Incorporated (“QUALCOMM ”) to establish a 70%-owned subsidiary, TechSoft Holding, which engaged in the business of developing software applications for wireless communication devices. The Group and QUALCOMM subscribed 70% and 30% of the issued series A preferred shares of TechSoft Holding, respectively. QUALCOMM is granted the right to, upon the occurrence of certain conditions, require the Group to purchase back any or all of its Series A Preferred Shares (“Put option”); and the right to, upon the occurrence of certain conditions, purchase any or all of the Series A Preferred Shares held by the Group at the price and on the terms pre-defined (“Call option”). The exercise price payable for each of the option shares shall be the higher of, the original per share purchase price paid by QUALCOMM or the Group, increased at a continuous compounded growth rate of ten percent (10%) per annum including the date of full payment of the option price, as well as any declared and unpaid dividends accrued or accruing thereupon up until the date of redemption; and the amount equivalent to the business valuation performed by an independent professional valuation company that is mutually agreed upon by QUALCOMM and the Group, in proportion to QUALCOMM’s percentage of shareholding on a fully-diluted as converted basis.

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
13.	PUT OPTION LIABILITY — continued

The exercise price of the put option is the higher of a) calculated value (the “calculated value”), which is defined as the original per share purchase price paid by QUALCOMM increased at a continuous compounded growth rate of ten percent (10%) per annum including the date of full payment of the option price, as well as any declared and unpaid dividends accrued or accruing thereupon up until the date of redemption; and b) fair value, which is defined as the amount equivalent to the business valuation of TechSoft Holding performed by an independent professional valuation company that is mutually agreed upon by QUALCOMM and the Group, in proportion to QUALCOMM’s percentage of shareholding on a fully-diluted as converted basis.

As the valuation of the put option is based on the valuation of TechSoft Holding, a non-public company, it requires significant management judgment due to the absence of quoted market prices, and the lack of observable inputs. As a result, the Group has determined that the fair value of the put option is classified as Level 3 valuation within the fair value hierarchy under Authoritative pronouncement issued relating fair value measurement (see Note 15).

The fair value of TechSoft Holding’s ordinary share is determined using the income approach valuation methodology that includes discounted cash flows of TechSoft Holding. The discounted cash flows were based on discrete four-year forecast developed by management for planning purposes, discounted at weighted average cost of capital of 23%. The fair value of TechSoft Holding’s ordinary shares as of June 30, 2010 is less than the calculated value and therefore the value of the put option is based on the difference between the calculated value and the fair value of the ordinary shares of TechSoft Holding, having regard to the probability of Qualcomm exercising the option.

A reconciliation of the beginning and ending balances of the put option measured at fair value, on a recurring basis, using Level 3 inputs follows:

Balance at January 1, 2009	$1,173
Change in fair value of the put option	18

Balance at June 30 2009	$1,191

Balance at January 1, 2010	$1,257
Change in fair value of the put option	63

Balance at June 30 2010	$1,320

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
14.	CONVERTIBLE NOTES

On June 9, 2009, 798 Entertainment Limited (“798 Entertainment”, formerly known as Leo Technology Limited), a subsidiary of the Group, issued $10,000 principal amount of senior secured convertible promissory notes due June 8, 2012, (the “Convertible Notes”) to a group of third-party investors (the “Note Holders”). The Convertible Notes were issued at par and bear interest at a rate of 8% per annum, compounded annually. Interest is due on the notes maturity date and payable in cash.

The key terms of the Convertible Notes are as follows:

Conversion

The Note Holders have the right, at any time on or before the tenth day before the maturity date, to convert the outstanding principal amount, or a portion thereof, into that number of
(i)	798 Entertainment’s Class B Ordinary Shares, par value $0.01 per share at the conversion price of $28.92 per share, or

(ii)	The Company’s ordinary shares, par value $0.00002 per share at the conversion price of $0.0793 per share. The total number of the Company’s shares the Note holders convert the notes into cannot be more than 129,941,915, subject to adjustment for forward and reverse stock splits, recapitalization and the like.
The conversion prices will be adjusted if one of the following conditions occurs:
a.	if the Company or 798 Entertainment issues any additional equity security at a price per share (the “New Issuance per share”) that is lower than the conversion price per share then in effect, then the conversion price per share is adjusted to the New Issuance price per share.

b.	Stock splits, combinations and dividends
However, the conversion price will not be adjusted upwards except in the case of stock combinations.

The Convertible Notes will automatically convert into 798 Entertainment’s Class B Ordinary Shares at the conversion price then in effect upon the closing of a Qualified Public Offering of 798 Entertainment. A Qualified Public Offering is defined as an initial public offering of 798 Entertainment’s ordinary shares on an internationally recognized stock exchange outside the PRC, at a price per share in the public offering that values 798 Entertainment at more than $200,000 immediately prior to such public offering.

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
14.	CONVERTIBLE NOTES — continued

Dividend premium

In the event the 798 Entertainment declares any dividend or other distribution on 798 Entertainment Class B Ordinary Shares or Ordinary Shares, the Note Holders are entitled to an interest payment (a “Dividend Premium”), payable at the same time when any such dividend or distribution is paid by the 798 Entertainment, in an amount equal to which the Note Holders would have received had the convertible notes been converted into the 798 Entertainment’s Class B Ordinary Shares or then into the 798 Entertainment’s Ordinary Shares.

Late charges for due amount of principal and interests

Nine percent (9%) per annum (accrued daily and compounded annually) from the date unpaid amount was due until the same is paid in full.

Interest rate reset

The interest rate of the Convertible Notes will reset from 8% to 20%, exclusive of dividend premiums and late charges paid or payable, at the earlier of (i) the occurrence of a default event or (ii) December 9, 2011 if the Qualified Public Offering has not occurred by such date. If either of these two conditions occurs, the Note Holders may require 798 Entertainment to redeem all or any portion of the Convertible Notes for cash.

If 798 Entertainment fails to pay the redemption price to the Note holders, the Note holders have the option but not the obligation, to convert all or part of the redemption price into the Company’s ordinary shares at a conversion price equal to the lesser of (i) the conversion price to convert the Convertible Notes to the Company’s ordinary share then in effect, and (ii) the weighted average price of the Company’s ordinary shares during the period beginning on and including the date when the redemption price is due and ending on and including the date when the Note Holders submit a notice to 798 Entertainment.

The conversion right to the Company’s ordinary shares, the dividend premium feature, and the interest reset feature, are embedded derivatives that are bifurcated for measurement purposes, and are presented on a combined basis with the Convertible Notes.

The initial fair value of these derivatives was $12,759 on the issuance date. The change in the fair value of derivatives during the six months period ended June 30, 2009 and 2010 was $2,113 and $4,609, respectively, and were recorded in earnings in these periods.

The fair value of the derivatives at the issuance date with the amount of $12,759 and the issuance cost with the amount of $417 resulted in a debt discount totaling $13,176. The debt discount was amortized into interest expense over the term of the Convertible Notes using the effective interest rate method. During the six months period ended June 30, 2009 and 2010, the amortized discount of $59 and $530 were recorded as part of the interest expense in these periods.

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
15.	FAIR VALUE

Authoritative literature provides a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The level in the hierarchy within which the fair value measurement in its entirety falls is based upon the lowest level of input that is significant to the fair value measurement as follows:
•	Level 1 — inputs are based upon unadjusted quoted prices for identical instruments traded in active markets.

•	Level 2 — inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 — inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models, and similar techniques.
The following section describes the valuation methodologies the Group uses to measure financial assets and liabilities at fair value on a recurring basis.
(a)	Assets and liabilities measured at fair value on a recurring basis
(i)	Put Option

The Put Option the Group offered to QUALCOMM was recorded as a liability at fair value. The Group measured the fair value for the Put Option with the assistance of an independent valuation firm.

The Put Option was classified as a Level 3 liability because the Group used unobservable inputs to value it, reflecting the Group’s assessment of the assumptions market participants would use in valuing these derivatives. The fair value of the Put Option as of December 31, 2009 and June 30, 2010 was $1,257 and $1,320, respectively (see Note13).

(ii)	Derivatives of Convertible Notes

The Group issued $10,000 convertible notes to a group of third party investors in June 2009. The conversion right to the Company’s ordinary shares, the dividend premium feature, and the interest reset feature, are identified as derivatives and required to be bifurcated from the debt host. These derivatives are recorded at fair value initially and marked to market subsequently. The Group measured the fair value for these derivatives with the assistance of an independent valuation firm.

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
15.	FAIR VALUE — continued
(a)	Assets and liabilities measured at fair value on a recurring basis — continued
(ii)	Derivatives of Convertible Notes — continued

Value of the conversion right includes value of the conversion right to the Company’s ordinary shares and value of the conversion right to 798 Entertainment’s class B ordinary shares, and is calculated as the difference between the value of the converted shares and the value of pure debt component when conversion occurs. The value of the conversion right to the Company’s ordinary shares is the excess of conversion value over conversion right to 798 Entertainment’s class B ordinary shares. The fair value of the dividend premium feature is $nil as the Company does not expect to declare dividends in the future. The interest reset feature will obligate the Group to pay extra interest payments. The present value of such payments, multiplied by the corresponding probabilities, as estimated by the management, of no Qualified IPO within the 30-month period after issuance or a default event, will be the expected value of the interest reset feature. These derivatives were classified as Level 3 liabilities because the Group used unobservable inputs to value them, reflecting the Group’s assessment of the assumptions market participants would use in valuing these derivatives.

As of June 30, 2010, the fair value of the derivatives associated with the Convertible Notes, which amounted to $13,421, is recorded together with the principal of the Convertible Notes. During the six months period ended June 30, 2009 and 2010, $2,113 and $4,609 of gains on the change of the fair value of these derivatives, respectively, were recognized in the consolidated statement of operations.

(iii)	Contingent Consideration Receivable

The Group acquired Citylead together with its subsidiary and VIE on February 10, 2010. An amount of contingent consideration receivable of $196 was recognized at fair value on the acquisition date. This contingent consideration receivable is considered Level 3 asset because the Group used unobservable inputs, reflecting the Group’s assessment of the assumptions market participants would use in valuing this asset. The fair value of the contingent consideration receivable at the acquisition date and June 30, 2010 was $196 and $215, respectively.

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
15.	FAIR VALUE — continued

	December 31, 2009
	Quoted price
	in active	Significant
	markets	other	Significant
	for identical	observable	unobservable
	investments	inputs	inputs
	Level 1	Level 2	Level 3	Total
Liabilities:
Put Option	$—	$—	$1,257	$1,257
Derivatives related to the Convertible Notes	$—	$—	$18,029	$18,029

Total liabilities at fair value	$—	$—	$19,286	$19,286

	June 30, 2010
	Quoted price
	in active	Significant
	markets	other	Significant
	for identical	observable	unobservable
	investments	inputs	inputs
	Level 1	Level 2	Level 3	Total
Assets:
Contingent consideration receivable	$—	$—	$(215)	$(215)

Total asset at fair value	$—	$—	$(215)	$(215)

Liabilities:
Put Option	$—	$—	$1,320	$1,320
Derivatives related to the Convertible Notes	$—	$—	$13,421	$13,421

Total liabilities at fair value	$—	$—	$14,741	$14,741

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
15.	FAIR VALUE — continued

The following table summarizes the movement of the balances of the Group’s financial asset and liabilities measured at fair value on a recurring basis:

Balance at January 1, 2009	$1,173
Change in fair value of the put option	18
Initial recognition of fair value of the derivatives embedded in convertible notes	12,759
Change in fair value of the derivatives embedded in convertible notes	(2,113)

Balance at June 30, 2009	$11,837

Balance at January 1, 2010	$19,350
Change in fair value of the put option	63
Change in fair value of the derivatives embedded in convertible notes	(4,609)
Initial recognition of fair value of the contingent consideration receivable	(196)
Change in fair value of the contingent consideration receivable	(19)

Balance at June 30, 2010	$14,589

(b)	Assets and liabilities measured at fair value on a nonrecurring basis

The Group acquired Citylead on February 10, 2010. The Group measured the fair value for the asset acquired, with the assistance of an independent valuation firm, using discounted cash flow techniques, and the asset was classified as Level 3 asset because the Group used unobservable inputs to value it reflecting the Group’s assessment of the assumptions market participants would use in valuing these purchased intangible asset.
16.	SHARE-BASED PAYMENT

Share option

In March 2005, the Group adopted the 2005 Share Incentive Plan (the “Plan”) which allows the Group to offer a variety of incentive awards to employees and directors of the Group. For the year ended December 31, 2005, options to purchase 40,000,000 ordinary shares were authorized under the Plan. Under the terms of the Plan, options are generally granted at prices equal to the fair market value of the Group’s shares listed on NASDAQ and expire 10 years from the date of grant. The options vest in accordance with the terms of the agreement separately entered into by the Group and grantee at the time of the grant.

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
16.	SHARE-BASED PAYMENT — continued

Share option — continued

Under the plan, the Group granted certain stock options to its employees prior to 2009, which were all vested as of January 1, 2009. The Group did not recognize share-based compensation for the stock options granted during the six months periods ended June 30, 2009 and 2010, respectively.

As of June 30, 2010, there were 131,636 exercisable options. The fair value of option as of the grant date and the weighted average exercise price was $0.62 and $1.083 respectively with a remaining contractual life of 5.2 years.

Nonvested shares

In August 2007, 65,818 nonvested shares were granted to an independent director with 25% of the number of nonvested shares, 16,455 vested immediately and the remaining 75%, 49,363 to be vested on August 12, 2008, 2009 and 2010 averagely. The fair value of nonvested shares as of the grant date was $0.28 per share. Accordingly, the Group had 16,455 nonvested shares outstanding as of January 1, 2010 and June 30, 2010, respectively. The Group recognized share based compensation expenses of $2 and $nil for these nonvested shares for the six months period ended June 30, 2009 and 2010, respectively.

As of June 30, 2010, total unrecognized compensation expense relating to the nonvested shares was $1. The amount is expected to be recognized over a remaining vesting period of 0.16 years according to the straight line method.
17.	RELATED PARTY TRANSACTIONS

Techfaith Technology (Shenyang) Ltd. (“Techfaith Technology”) and De Ming Technology (Hangzhou) Ltd. (“De Ming”) (formerly known as Kang Mu Ni Electronics (Hangzhou) Ltd.) are subsidiaries of Techfaith Electronics Limited, a company established in September 2007, of which the Group’s Founder and CEO holds 43% equity interest.

For the six months periods ended June 30, 2009 and 2010, purchase from related parties are as follow:

	Six months ended June 30,
	2009	2010
Techfaith Technology	$1,968	$4,583
De Ming	793	115

Total	$2,761	$4,698

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
17.	RELATED PARTY TRANSACTIONS — continued

For the six months periods ended June 30, 2009 and 2010, sales to related parties are as follow:

	Six months ended June 30,
	2009	2010
Techfaith Technology	$813	$629
De Ming	—	21

Total	$813	$650

As of December 31, 2009 and June 30, 2010, amounts due from a related party are as follow:

	As of	As of
	December 31,	June 30,
	2009	2010
Techfaith Technology	$9,941	$4,103

As of December 31, 2009 and June 30, 2010, amounts due to related parties are as follows:

	As of	As of
	December 31,	June 30,
	2009	2010
Techfaith Technology	$7	$12
De Ming	259	31

Total	$266	$43

18.	OPERATING SEGMENT AND GEOGRAPHIC INFORMATION

The Group’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group.

As a result of the acquisition of Citylead in February 2010, the Group adjusted its segment reporting since then. The business activities of previously reported handset design segment and product sales segment are now combined into one segment, named as original developed products (the “ODP”) segment. The business activities of QIGI Technology acquired in 2010 are now representing a new segment of the Group, named as brand name phone sales segment. Prior-year figures have been adjusted retrospectively.

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
18.	OPERATING SEGMENT AND GEOGRAPHIC INFORMATION — continued

The Group uses gross profit as the measure of each operating segment.

The financial information for each operating segment reflects that information which is specifically identifiable or which is allocated based on an internal allocation method. Selected financial information by operating segment[1] is as follows:

	As of	As of
	December 31,	June 30,
	2009	2010
Assets
ODP	$184,863	$187,291
Brand name phone sales	—	24,277
Game	21,574	22,039
Reconciling amounts	44,230	44,094

Total assets	$250,667	$277,701

Reconciling amounts:
Corporate assets	$44,230	$44,094

[1]	The Group’s chief operating decision maker only reviews revenue and cost for each operating segment. Expenses are not allocated to each segment.

	Six months ended June 30,
	2009	2010
Total expenditures for additions to long-lived assets
ODP	$322	$129
Brand name phone sales	—	—
Game	104	587
Corporate assets	310	358

Total capital expenditure	$736	$1,074

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
18.	OPERATING SEGMENT AND GEOGRAPHIC INFORMATION — continued

	Six months ended June 30,
	2009	2010
Revenues
ODP	$98,516	$110,774
Brand name phone sales	—	12,844
Game	—	2,791

Total net revenues	$98,516	$126,409

Cost of sales
ODP	$80,222	$89,118
Brand name phone sales	—	7,906
Game	—	112

Total cost of revenues	$80,222	$97,136

Gross profit	$18,294	$29,273

Geographic information

Revenues, classified by the major geographic areas in which the Group’s customers are located (for ODP revenue and brand name phone sales revenue, based on the address to which the Group ships product to; and for game related revenue, based on the address of the customer who contracted with the Group), were as follows:

	Six months ended June 30,
	2009	2010
Revenues from countries other than the PRC:
India	$451	$3,543
Brunei	—	1,069
Japan	2,815	11
United States	1,616	102
Brazil	1,301	—
Other countries	2,413	2,049

Total revenues from countries other than the PRC	8,596	6,774

Revenues from the PRC	89,920	119,635

Total revenues	$98,516	$126,409

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
19.	COMMITMENTS
(a)	Purchase commitments

The Group used EMS providers to provide manufacturing services for its products. During the normal course of business, in order to reduce manufacturing lead times and ensure adequate component supply, the Group enters into contracts with certain manufacturers that allow them to procure inventory based on criteria defined by the Group. As of June 30, 2010, the Group had commitments under non-cancellable contracts that future minimum purchases are $3,889 in the one year period from July 1, 2010 to June 30, 2011.

(b)	Operating lease as lessee

The Group has entered into operating lease agreements principally for its office spaces in the PRC. These leases expire through 2011. Rental expenses under operating leases for the six months period ended June 30, 2009 and 2010 were $559 and $671, respectively.

Future minimum rental lease payments under non-cancellable operating leases agreements as of June 30, 2010 were as follows:

Six-month ending December 31, 2010	$491
Year 2011	222
$713
(c)	Capital commitments

As of June 30, 2010, capital commitments for construction of property and purchase of plant, machinery and equipment are $123 which will be due in the following year.
20.	MAJOR CUSTOMERS

The following tables summarize net revenues and accounts receivable for customers that accounted for 10% or more of the Group’s net revenues and accounts receivable:

	Net revenues
	Six months ended June 30,
	2009	2010
A	—	15.8%
B	—	15.6%
C	—	11.7%
D	26.0%	—
E	21.4%	—
F	12.1%	—

	59.5%	43.1%

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
20.	MAJOR CUSTOMERS — continued

	Accounts receivable
	As of	As of
	December 31,	June 30,
	2009	2010
G	—	22.9%
H	16.7%	14.4%
I	18.3%	—

	35.0%	37.3%

21.	NET INCOME PER SHARE

The following table sets forth the computation of basic and diluted net income per share for the years indicated:

	Six months ended June 30,
	2009	2010
Net income attributable to ChinaTechfaith Wireless Communication Technology Limited (numerator), basic	$6,625	$14,137
Convertible notes interest	59	530

Net income attributable to ChinaTechfaith Wireless Communication Technology Limited (numerator), diluted	6,684	14,667

Shares (denominator):
Weighted average ordinary shares outstanding	650,034,590	700,601,047
Effect of dilutive securities:
Weighted average shares from assumed vest of nonvested shares	6,404	11,471
Weighted average shares from convertible notes, if converted	14,630,782	126,103,405

Weighted average shares used in computing diluted net income per share	664,671,776	826,715,923

Net income attributable to ChinaTechfaith Wireless Communication Technology Limited per share, basic	$0.01	$0.02

Net income attributable to ChinaTechfaith Wireless Communication Technology Limited per share, diluted	$0.01	$0.02

CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
21.	NET INCOME PER SHARE — continued

For the six months period ended June 30, 2009 and 2010, the Group had 131,636 and 131,636 stock options outstanding that could have potentially diluted basic income per share in the future, but which were excluded in the computation of diluted income per share in the years presented, as their effects would have been anti-dilutive.

22.	EMPLOYEE BENEFIT PLAN

Full time employees of the Group located in the PRC participate in a government-mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. The Group accrues for these benefits based on certain percentages of the employees’ salaries.

The total provisions for such employee benefits were $1,657 and $1,823 for the six months period ended June 30, 2009 and 2010, respectively.

23.	STATUTORY RESERVES

As stipulated by the relevant law and regulations in the PRC, the Company’s subsidiaries and variable interest entities in the PRC are required to maintain non-distributable statutory surplus reserve. Appropriations to the statutory surplus reserve are required to be made at not less than 10% of profit after taxes as reported in these entities’ statutory financial statements prepared under the accounting principles generally accepted in the PRC. Once appropriated, these amounts are not available for future distribution to owners or shareholders. Once the general reserve is accumulated to 50% of these entities registered capital, these entities can choose not to provide more reserves. The statutory reserve may be applied against prior year losses, if any, and may be used for general business expansion and production and an increase in registered capital of these entities. Amounts contributed to the statutory reserve were $10,993 and $10,993 as of December 31, 2009 and June 30, 2010, respectively.

24.	SUBSEQUENT EVENT

Issue of redeemable and convertible bond

On August 31, 2010, the Company and Beijing E-town International Investment and Development Co., Ltd. (“BEIID”), a PRC stated-owned investment and financing company, entered into a redeemable and convertible bond purchase agreement (the “Agreement”). According to the Agreement, the Company will issue a redeemable and convertible bond at the principal amount of $30,000 with 0.5% interest per annum to BEIID. According to the Agreement, BEIID will be allowed to convert its interest in the redeemable and convertible bond into the Company’s ordinary shares over the next 5 years at the price of $5 per ADS (1 ADS represents 15 ordinary shares) as long as each conversion is at the value of more than $10,000. The issuance of redeemable and convertible bond has not been completed as of September 30, 2010.

INDEPENDENT AUDITORS’ REPORT
TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF CITYLEAD LIMITED
We have audited the accompanying consolidated balance sheets of Citylead Limited, its subsidiaries and variable interest entity (collectively, the “Group”) as of December 31, 2008 and 2009, and the related consolidated statements of operations, changes in equity and comprehensive income, and cash flows for the years then ended. These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2008 and 2009 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People’s Republic of China
September 30, 2010

CITYLEAD LIMITED
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)

	Year ended December 31,
	2008	2009
ASSETS
Current assets:
Cash	$3,638	$12,609
Accounts receivable, net of allowances of nil for both 2008 and 2009	—	483
Inventories	163	19
Prepaid expenses and other current assets	114	2,069
Deferred tax assets	2	9

Total current assets	3,917	15,189

Non-current assets:
Property and equipment, net	45	27

TOTAL ASSETS	$3,962	$15,216

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$574	$6,896
Accrued expenses and other current liabilities	159	500
Income tax payable	995	1,643

Total current liabilities	1,728	9,039

Total liabilities	1,728	9,039

Commitment (Note 7)

Equity:
Ordinary shares of par value $1:
50,000 shares authorized, 1 share issued and outstanding, at December 31, 2008 and 2009	—	—
Additional paid-in capital	2,928	2,928
Accumulated other comprehensive income	259	260
Statutory reserve	—	389
Retained earnings (accumulated deficit)	(953)	2,600

Total equity	2,234	6,177

TOTAL LIABILITIES AND EQUITY	$3,962	$15,216

The accompanying notes are an integral part of these consolidated financial statements.

CITYLEAD LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)

	Year ended December 31,
	2008	2009
Revenues	$12,401	$29,679
Cost of revenues	8,522	22,086

Gross Profit	3,879	7,593

Operating expenses:
General and administrative	360	459
Selling and distribution	3,192	1,563

Total operating expenses	3,552	2,022

Income from operations	327	5,571

Interest income	28	52

Income before income taxes	355	5,623
Income tax expenses	(812)	(1,681)

Net income (loss)	$(457)	$3,942

The accompanying notes are an integral part of these consolidated financial statements.

CITYLEAD LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
AND COMPREHENSIVE INCOME
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)

				Accumulated	(Accumulated
			Additional	other	deficit)			Com-
	Ordinary shares		paid-in	comprehensive	retained	Statutory	Total	prehensive
	Number	Amount	capital	income	earnings	reserve	equity	(loss) income
Balance at January 1, 2008	1	—	$2,928	$91	$(496)	—	$2,523

Foreign currency translation adjustments	—	—	—	168	—	—	168	$168
Net loss	—	—	—	—	(457)	—	(457)	(457)

Balance at December 31, 2008	1	—	$2,928	$259	$(953)	$—	$2,234	$(289)

Foreign currency translation adjustments	—	—	—	1	—	—	1	1
Net income	—	—	—	—	3,942	—	3,942	3,942
Provision for statutory reserve	—	—	—	—	(389)	389	—	—

Balance at December 31, 2009	1	—	$2,928	$260	$2,600	$389	$6,177	$3,943

The accompanying notes are an integral part of these consolidated financial statements.

CITYLEAD LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)

	Year ended December 31,
	2008	2009
Operating activities:
Net income (loss)	$(457)	$3,942
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	13	18
Changes in operating assets and liabilities:
Accounts receivable	—	(483)
Inventories	(160)	144
Prepaid expenses and other current assets	11	(1,955)
Deferred tax assets	(2)	(7)
Accounts payable	564	6,322
Accrued expenses and other current liabilities	113	341
Income tax payable	814	648

Net cash provided by operating activities	896	8,970

Investing activity:
Purchase of property and equipment	(57)	—

Cash used in investing activity	(57)	—

Effect of exchange rate changes on cash	198	1

Net increase in cash	1,037	8,971
Cash at the beginning of the year	2,601	3,638

Cash at the end of the year	$3,638	$12,609

Supplemental cash flow information:
Cash paid during the year for:
Income taxes	$—	$1,040

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

CITYLEAD LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Citylead Limited (the “Company”) was established in the British Virgin Islands (the “BVI”) on August 27, 2009. The Company was beneficially owned by two individuals (“ultimate owners”) and acted as investment holding company. China Techfaith Wireless Communication Technology Limited (“Techfaith”), the Company, and the ultimate owners entered into a Share Purchase Agreement dated January 1, 2010 relating to the sale and purchase of the entire interest of the Company together with its subsidiaries and variable interest entity (“VIE”) (collectively known as the “Group”) for a consideration which comprised of cash of $500 and 65,934,066 ordinary shares of Techfaith where such share consideration may be reduced based on a predetermined earn-out formula applied to the audited operating results for the year 2010 or 2011 (the “transaction”). This transaction was completed on February 10, 2010.

As a condition for the completion of this transaction, the ultimate owners underwent a group restructuring plan as laid out in the Share Purchase Agreement. The group restructuring was completed on February 5, 2010 in the following steps:
a)	The Company established a wholly owned subsidiary namely, QIGI&BODEE Technology Limited (“QIGI HK”) in Hong Kong and acted as an investment holding company.

b)	QIGI HK established a wholly owned subsidiary namely QIGI&BODEE International Technology (Beijing) Co., Ltd (the “QIGI International”), in the People’s Republic of China (“PRC”).

c)	In February 2010, QIGI International entered into a series of agreements with the ultimate owners who were also the equity owners of QIGI&BODEE Technology (Beijing) Co., Ltd (“QIGI Technology”) with identical shareholdings. QIGI Technology was established on September 7, 2007 and was principally engaged in the sale of smart phone products with its own brand “QIGI”. The series of agreements include (i) exclusive business cooperation agreements under which QIGI International provides complete business support services and consulting services to QIGI Technology in exchange for a fee that constitutes substantially all of QIGI Technology’s net income, (ii) Power of attorney under which the equity owners of QIGI Technology executed an irrevocable power of attorney appointing the person(s) designated by QIGI International as their attorney-in-fact to vote on their behalf on all matters of QIGI Technology requiring shareholder approval under PRC laws and regulations and the article of association of QIGI Technology, (iii) equity interest transfer agreement which irrevocably grants an exclusive right to QIGI International to purchase, to the extent permitted by under PRC law, all or part of the equity interests in QIGI Technology at a price of one Renminbi (“RMB”) unless otherwise legally required, and (iv) equity interest pledge agreements under which the ultimate owners agreed to pledge all their respective rights and interests in QIGI Technology, in favour of QIGI International.
As a result of the group restructuring and through these contractual arrangements, the Company, through QIGI International, has the ability to receive the residual benefits and exercise effective control over the day-to-day operations and financial affairs of QIGI Technology. Accordingly, QIGI International is the primary beneficiary of QIGI Technology and QIGI Technology becomes a VIE of the Company.
Since there was no change in control or ownership interests as a result of this group restructuring, this was accounted for as a legal reorganization of entities under common control. The accompanying consolidated financial statements have been prepared to reflect the consolidated financial position, results of operations and cash flows of the Company and its subsidiaries and VIE for all periods presented in a manner similar to the pool-of-interests method.

CITYLEAD LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
1.	ORGANIZATION AND PRINCIPAL ACTIVITIES — continued

The following financial statement amounts and balances of the Group’s VIE were included in the accompanying consolidated financial statements as of and for the years ended:

	December 31,
	2008	2009
Total assets	$3,962	$14,733
Total liabilities	$(1,728)	$(8,607)

	Years ended December 31,
	2008	2009
Net revenue	$12,401	$29,196
Net income (loss)	$(457)	$3,890

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements of the Group have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Basis of consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries and it’s VIE. The accompanying consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout the periods presented. All inter-company transactions and balances are eliminated upon consolidation.

CITYLEAD LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses in the consolidated financial statements and accompanying notes. Significant accounting estimates reflected in the Group’s financial statements include revenue recognition, allowance for doubtful accounts, provision for inventory write-down, useful lives and impairment for property and equipment and valuation allowance for deferred tax assets.

Inventories

Inventories of the Group consist of finished goods. Inventories are stated at the lower of cost or market. Inventory costs include expenses that are directly or indirectly incurred in the acquisition, including shipping and handling costs charged to the Group by suppliers. Cost is determined using the weighted average method. Inventories are written down for provisions for obsolescence to net realizable value based upon estimates of future demand, technology developments, and market conditions. There were no inventory provision recognized in 2008 and 2009, respectively.

Allowance for doubtful accounts

Accounts receivable represents those receivables derived in the ordinary course of business. The Group conducts credit evaluations of customers and generally do not require collateral or other security from their customers. The Group establishes an allowance for doubtful accounts based upon estimates, historical experience and other factors surrounding the credit risk of specific customers.

Property and equipment, net

Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the following estimated useful lives:

Furniture, fixtures and equipment	4 years
Leasehold improvements	Shorter of the lease terms or 4 years

CITYLEAD LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued

Impairment of long-lived assets

The Group reviews its long-lived assets for impairment whenever events or change in circumstances indicate that the carrying amounts of an asset may no longer be recoverable. An impairment loss, measured based on the fair value of the asset, is recognized if expected future undiscounted cashflows are less than the carrying amount of the assets. The Group did not incur impairment losses during the years ended December 31, 2008 and 2009.

Revenue recognition

The Group generates revenue from sales of smart phone products under QIGI brand. The Group does not manufacture smart phone rather purchases produced phones from EMS providers. Revenue is recognized when the following four criteria are met, which is usually on the delivery of the smart phone products to the customers: (1) persuasive evidence of an arrangement exists, (2) the fee is fixed or determinable, (3) collection is reasonably assured, and (4) in the period in which delivery or performance has occurred.

Operating lease

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating lease. Payments made under operating leases are charged to the consolidated statements of operations on a straight-line basis over the lease periods.

Advertising costs

All advertising costs are expensed as incurred. Total advertising expenses were $1,535 and $1,001 in 2008 and 2009, respectively, and have been included in selling and distribution expenses.

Foreign currency translation

The functional and reporting currency of the Company is the United States dollar (“U.S. dollar”). The financial records of the Group’s subsidiaries and VIE located in the PRC and Hong Kong, are maintained in their local currencies, the RMB and Hong Kong Dollars (“HK$”), respectively, which are also the functional currencies of these entities.

Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the functional currency during the year are converted into functional currency at the applicable rates of exchange prevailing when the transactions occurred. Transaction gains and losses are recognized in the statements of operations.

The Group’s entities with functional currency of RMB and HK$ translate their operating results and financial position into the U.S. dollar, the Group’s reporting currency. Assets and liabilities are translated using the exchange rates in effect on the balance sheet date. Revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are report as cumulative translation adjustments and are shown as a separate component of other comprehensive income.

CITYLEAD LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — continued

Income taxes

Current income taxes are provided for in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Net operating loss carry forwards and credits are applied using enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that a portion of or all of the deferred tax assets will not be realized. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics.

The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Interest and penalties on income taxes will be classified as a component of the provisions for income taxes.

Value added tax (“VAT”) and VAT refund

VAT on sales is calculated at 17% on revenue from product and paid after deducting input VAT on purchases. Net VAT balance between input VAT and output VAT is included in the other taxes payable or receivable.

Comprehensive income (loss)

Comprehensive income (loss) includes net income (loss) and foreign currency translation adjustments. Comprehensive income (loss) for the years presented has been disclosed within the consolidated statement of changes in equity and comprehensive income (loss).

Financial instruments

Financial instruments consist of cash, accounts receivable, accounts payable and accrued expenses and other current liabilities. The carrying values of these financial instruments approximate or are equivalent to their fair values due to the short-term nature of these instruments. The Group does not use derivative instruments to manage risks.

Concentration of credit risk

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash and accounts receivable. The Group holds its cash with highly rated financial institutions.

CITYLEAD LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
3.	PREPAID EXPENSES AND OTHER CURRENT ASSETS
Prepaid expenses and other current assets consist of the following:

	December 31,
	2008	2009
Prepaid advertising expense	$10	$1,954
Others	104	115

	$114	$2,069

4.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net consist of the following:

	December 31,
	2008	2009
Leasehold improvements	$46	$46
Furniture, fixtures and equipment	12	12

	58	58
Less: Accumulated depreciation	(13)	(31)

Property and equipment, net	$45	$27

The Group recorded depreciation expenses of $13 and $18 for the years ended December 31, 2008 and 2009, respectively.
5.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	December 31,
	2008	2009
Business tax, value added tax and other tax payables	$49	$303
Social insurance payable	73	154
Others	37	43

	$159	$500

CITYLEAD LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
6.	INCOME TAXES

The Company is a tax exempted company incorporated in the British Virgin Islands.
No provision for Hong Kong Profits Tax was made for the year ended December 31, 2009 on the basis that QIGI HK did not have any assessable profits arising in or derived from Hong Kong for this year.
QIGI Technology is incorporated in the PRC and is subject to a corporate income tax rate of 25%.
The current and deferred components of the income tax expense appearing in the consolidated statements of operation are as follows:

	Year ended December 31,
	2008	2009
Current tax	$814	$1,688
Deferred tax	(2)	(7)

	$812	$1,681

The principal components of the Group’s deferred tax assets are as follows:

	Year ended December 31,
	2008	2009
Deferred tax assets — current:
Accrued expenses	$2	$9

Total gross deferred tax assets — current	2	9
Valuation allowance	—	—

Total net deferred tax assets — current	$2	$9

The Group determines whether or not a valuation allowance is required at the level of each taxable entity. The Group believes there will be sufficient operating income in the future years to utilize deferred tax assets recognized in 2008 and 2009, and no valuation allowance is provided.

CITYLEAD LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
7.	INCOME TAXES — continued
Reconciliation between the provision for income tax computed by PRC enterprise income tax rate of 25% to income before income taxes and actual provision for income taxes is as follows:

	Year ended December 31,
	2008	2009
Tax provision at PRC enterprise income tax rate of 25%	$89	$1,406
Non-deductible expenses for tax purpose	723	288
Effect of the different income tax rates in other jurisdiction	—	(13)

	$812	$1,681

The Group did not identify significant unrecognized tax benefits for years ended December 31, 2008 and 2009. The Group did not incur any interest and penalties related to potential underpaid income tax expenses and also believed that the Group’s unrecognized tax benefits did not change significantly within 12 months from December 31, 2009.
7.	COMMITMENTS
Operating lease as lessee
The Group has entered into operating lease agreements principally for its office spaces in the PRC. These leases expire through 2010. Rental expenses under operating leases for the years ended December 31, 2008 and 2009 were $55and $55, respectively.
Future minimum rental lease payments under non-cancellable operating leases agreements were fall due within the year ending December 31, 2010 was $4.
8.	EMPLOYEE BENEFIT PLAN
Full time employees of the Group located in the PRC participate in a government-mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. The Group accrues for these benefits based on certain percentages of the employees’ salaries.
The total provisions for such employee benefits were $90 and $110 for the years ended December 31, 2008 and 2009, respectively.

CITYLEAD LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — continued
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
9.	STATUTORY RESERVES
As stipulated by the relevant law and regulations in the PRC, the Company’s subsidiaries and variable interest entity in the PRC are required to maintain non-distributable statutory surplus reserve. Appropriations to the statutory surplus reserve are required to be made at not less than 10% of profit after taxes as reported in these entities’ statutory financial statements prepared under PRC GAAP. Once appropriated, these amounts are not available for future distribution to owners or shareholders. Once the general reserve is accumulated to 50% of these entities registered capital, these entities can choose not to provide more reserves. The statutory reserve may be applied against prior year losses, if any, and may be used for general business expansion and production and an increase in registered capital of these entities. Amounts contributed to the statutory reserve were nil and $389 as of December 31, 2008 and 2009, respectively.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)
The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2009 and the six months ended June 30, 2010 combine the historical consolidated statements of operations of the China Techfaith Wireless Communication Technology Limited (“Techfaith”) and Citylead Limited (“Citylead”) for such periods, giving effect to acquisition of Citylead by Techfaith (“the Acqusition”) as if it had been completed on January 1, 2009. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results.
The unaudited pro forma condensed combined financial information for the year ended December 31, 2009 should be read in conjunction with the historical consolidated financial statements and accompanying notes of Techfaith filed on Form 20-F for the fiscal year ended December 31, 2009 (the “Form 20-F”) and the historical consolidated financial statements and accompanying notes of Citylead included elsewhere in this registration statement. The unaudited pro forma condensed combined financial information for the six months ended June 30, 2010 should be read in conjunction with the historical unaudited condensed interim financial statements and accompanying notes of Techfaith as of June 30, 2010 and for the six months period ended June 30, 2010 included elsewhere in this registration statement and the historical unaudited consolidated financial information of Citylead for the period from January 1, 2010 to February 10, 2010 (the date of acquisition), which is not included in this registration statement. The unaudited pro forma condensed combined financial information is for informational purposes only and should not be considered indicative of the operating results or financial position that would have occurred if the Acquisition had been completed on the dates indicated or that may occur as of any future date or for any future period.
The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting with Techfaith treated as the acquiring entity. Accordingly, the consideration paid by Techfaith was preliminarily allocated to Citylead assets and liabilities based upon their estimated fair values as of the date of completion of the Acquisition as follows:

Number of Techfaith shares issued as stock consideration	65,934,066
Closing price per ADS ( 1 ADS represent 15 shares) on February 10, 2010, the date of acquisition	2.92
Stock consideration	12,835
Cash consideration	500
Fair value of contingent consideration receivable	(196)

Total Consideration	13,139

Less: Fair value of assets acquired or liabilities assumed
Cash	11,183
Deferred tax liability	(170)
Other net liabilities acquired	(1,486)
Less: Identified intangible assets acquired:
Contract backlog	20
Customer base	680
Trade name & domain name	1,670

Total identified acquired intangible assets	2,370

Goodwill	$1,242

The purchase price allocation is preliminary and there may be differences between the final allocations of the purchase price. In performing its preliminary purchase price allocation, management of Techfaith utilized the assistance of a third party independent appraisal firm.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2009
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)

			Adjustments
	Historical	Historical	for the		Pro Forma
	Techfaith(1)	Citylead(2)	Acquisition		Combined
Revenues
ODP	$210,588	$—	(2,196	)(3)	$208,392
Brand name phone sales	—	29,679			29,679
Game	488	—			488

Total net revenues	211,076	29,679			238,559

Cost of revenues
ODP	172,801	—	(2,196	)(3)	170,605
Brand name phone sales	—	22,086	—		22,086
Game	64	—			64

Total Cost of revenues	172,865	22,086			192,755

Gross profit	38,211	7,593			45,804

Operating expenses
Selling and marketing	(3,241)	(1,563)	(156	)(4)	(4,960)
General and administrative	(9,600)	(459)			(10,059)
Research and development	(12,040)	—			(12,040)

Total operating expenses	(24,881)	(2,022)			(27,059)

Government subsidy income	481	—			481

Income from operations	13,811	5,571			19,226

Interest expense	(623)	—			(623)
Interest income	667	52			719
Other income	115	—			115
Change in fair value of Put option	(84)	—			(84)
Change in fair value of derivatives embedded in convertible notes	(5,270)	—			(5,270)

Income before income taxes	8,616	5,623			14,083
Income taxes expenses	(3,642)	(1,681)	34	(5)	(5,289)

Net income	4,974	3,942			8,794
Less: net loss attributable to noncontrolling interests	1,363	—			1,363

Net income attributable to Techfaith	6,337	3,942			10,157

Net income per share attributable to Techfaith
Basic	$0.01				$0.01
Diluted	$0.01				$0.01

Weighted average shares used in computation
Basic	650,057,866		65,934,066	(6)	715,991,932
Diluted	720,889,120		65,934,066	(6)	786,823,186

(1)	Derived from the audited consolidated statement of operations of Techfaith for the year ended December 31, 2009 on Form 20-F, other than the presentation changes as described in following. As a result of the Acquisition, Techfaith adjusted its segment reporting since the first quarter of 2010. The business activities of previously reported handset design segment and product sales segment are now combined into one segment, named as original developed products (the “ODP”) segment. The business activities of Citylead acquired in 2010 are now representing a new segment, named as brand name phone sales segment. The presentation of the revenues and cost of revenues for the year ended December 31, 2009 has been changed in conformity with the current presentation of Techfaith in 2010.

(2)	Derived from the audited consolidated statement of operations of Citylead for the year ended December 31, 2009, included elsewhere in this registration statement.

(3)	Elimination of sales from Techfaith to Citylead, and cost of sales of Citylead.

(4)	Represented the amortization of acquired intangible assets for the year 2009 and assuming the intangible assets identified in the preliminary purchase price allocation had been amortized over the following estimated useful lives on a straight-line basis. Tread name & domain name, which is with indefinite live as of the acquisition date, are assumed not to be impaired during this period.
        The estimated useful lives of the acquired intangible assets are as follows:

Contract backlog	0.1 year
Customer base	5 years
Trade name & domain name	Indefinite life

(5)	To reflect the tax effect of the amortization of the intangible assets identified in the preliminary purchase price allocation as set out in above note (4) that would have been recognized since January 1, 2009, based on enterprise income tax rates of 25%.

(6)	Assuming the 65,934,066 shares of common stock of Techfaith issued in connection with the Acquisition had been issued and outstanding as of January 1, 2009.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2010
(In thousands of U.S. dollars, except share and per share data and unless otherwise stated)

			Adjustments
	Historical	Historical	for the		Pro Forma
	Techfaith(1)	Citylead(2)	Acquisition		Combined
Revenues
ODP	$110,774	$—			$110,774
Brand name phone sales	12,844	1,463			14,307
Game	2,791	—			2,791

Total net revenues	126,409	1,463			127,872

Cost of revenues
ODP	89,118	—			89,118
Brand name phone sales	7,906	864			8,770
Game	112	—			112

Cost of revenues	97,136	864			98,000

Gross profit	29,273	599			29,872

Operating expenses
Selling and marketing	(2,872)	(173)	(15	)(3)	(3,060)
General and administrative	(6,160)	(16)			(6,176)
Research and development	(5,759)	—			(5,759)

Total operating expenses	(14,791)	(189)			(14,995)

Government subsidy income	151	—			151

Income from operations	14,633	410			15,028

Interest expense	(530)	—			(530)
Interest income	390	22			412
Other expenses	193	—			193
Change in fair value of Put option	(63)	—			(63)
Change in fair value of derivatives embedded in convertible notes	4,609	—			4,609

Income before income taxes	19,232	432			19,649
Income taxes expenses	(4,108)	(138)	4	(5)	(4,242)

Net income	15,124	294			15,407

Less: net loss attributable to noncontrolling interests	(987)	—			(987)

Net income attributable to Techfaith	14,137	294			14,420

Net income per share attributable to Techfaith
Basic	$0.02				$0.02
Diluted	$0.02				$0.02

Weighted average shares used in computation
Basic	700,601,047		14,571,064	(5)	715,172,111
Diluted	826,715,923		14,571,064	(5)	841,286,987

(1)	Derived from the unaudited condensed consolidated statements of operations of Techfaith for the six months periods ended June 30, 2009 and 2010, which is included elsewhere in this registration statement.

(2)	Represented the results of operations of Citylead for the period from January 1, 2010 to February 10, 2010 (the date of acquisition).

(3)	Represented the amortization of acquired intangible assets for the period from January 1, 2010 to February 10, 2010 (the date of acquisition), assuming the intangible assets identified in the preliminary purchase price allocation had been amortized over the following estimated useful lives on a straight-line basis. Tread name & domain name, which is with indefinite live as of the acquisition date, are assumed not to be impaired during this period.

The estimated useful lives of the acquired intangible assets are as follows:

Contract backlog	0.1year
Customer base	5 years
Trade name & domain name	Indefinite life

(4)	To reflect the tax effect of the amortization of the intangible assets identified in the preliminary purchase price allocation as set out in above note (4) that would have been recognized for the period from January 1, 2010 to February 10, 2010 (the date of acquisition), based on enterprise tax income rates of 25%.

(5)	Assuming the 65,934,066 shares of common stock of Techfaith issued in connection with the Acquisition had been issued and outstanding as of January 1, 2009.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Amended and Restated Articles of Association provide for indemnification of officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained in connection with their execution or discharge of their duties, powers, authorities or directions of as our officer or director, except through their own willful neglect or default.
     Pursuant to the form of indemnification agreement we have entered into with our officers and directors, we may agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.
ITEM 9. EXHIBITS

Exhibit Number	Exhibit Title

4.4	Investor Rights Agreement dated June 9, 2009 among the Registrant, Leo Technology Limited, now renamed 798 Entertainment Limited, the Selling Shareholders, Infiniti Capital Limited and other parties thereto (1)

4.5	Registrant’s Specimen Certificate for American Depositary Receipts (2)

4.6	Registrant’s Specimen Certificate for Ordinary Shares (3)

4.7	Form of Deposit Agreement among the Registrant, the depositary and holder of the American Depositary Receipts (4)

5.1	Opinion of Maples and Calder

23.1	Consents of Deloitte Touche Tohmatsu CPA Ltd.

23.2	Consent of Maples and Calder (included in Exhibit 5.1)

23.3	Consent of Guan Teng Law Firm

24.1	Power of Attorney (included on signature page)

(1)	Incorporated by reference to Exhibit 2.6 of the Registrant’s Annual Report on Form 20-F (File No. 000-51242) initially filed with the SEC on May 19, 2010.

(2)	Incorporated by reference to Exhibit 4.1 from our Registration Statement on Form F-1 (File no. 333-123921) filed with the SEC on April 7, 2005.

(3)	Incorporated by reference to Exhibit 4.2 from our Registration Statement on Form F-1/A (File no. 333-123921) filed with the SEC on April 20, 2005.

(4)	Incorporated by reference to Exhibit 4.3 of the registrant’s Registration Statement on Form F-1 (File No. 333-123921) initially filed with the SEC on April 7, 2005.
ITEM 10. UNDERTAKINGS
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that:
                    (A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and
                    (B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
                    (C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.
          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to a registration statement on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.
          (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
               (i) If the registrant is relying on Rule 430B:
                    (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
                    (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
               (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
          (6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
               (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
               (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
               (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
               (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
          (b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
          (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or arrangements whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION
     We file reports and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any of this information in the SEC’s Public Reference Room, 100 F Street, NE, Washington, DC 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, NE, Washington, DC 20549, at prescribed rates. You can obtain information on the operation of the SEC’s Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains annual reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is http://www.sec.gov.
          This prospectus is part of a registration statement that we filed with the SEC and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect, without charge, a copy of the registration statement at the SEC’s Public Reference Room in Washington D.C., as well as through the SEC’s website.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on September 30, 2010.

China Techfaith Wireless Communication Technology Limited

By:	/s/ Defu Dong
	Name:	Defu Dong
	Title:	Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Defu Dong the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities (including the undersigned’s capacity as a director and/or officer of China Techfaith Wireless Communication Technology Limited), to sign any or all amendments (including post-effective amendments) to this registration statement and any other registration statement for the same offering, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agent, or his or her substitute, acting alone, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title

/s/ Defu Dong	Chief Executive Officer (Principal Executive Officer)
Defu Dong

/s/ Yuping Ouyang	Chief Financial Officer (Principal Financial and Accounting Officer)
Yuping Ouyang

/s/ Deyou Dong	Director and Chief Operating Officer
Deyou Dong

/s/ Jy-Ber Gilbert Lee	Director
Jy-Ber Gilbert Lee

/s/ Hung Hsin (Robert) Chen	Independent Director
Hung Hsin (Robert) Chen

/s/ Ken Lu	Independent Director
Ken Lu

/s/ Ling Sui	Independent Director
Ling Sui

/s/ Hui (Tom) Zhang	Independent Director
Hui (Tom) Zhang

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT
     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of China Techfaith Wireless Communication Technology Limited, has signed this registration statement or amendment thereto in New York on September 30, 2010.

Authorized U.S. Representative

By:	/s/ Kate Ledyard
	Name:	Kate Ledyard, on behalf of Law Debenture Corporate Services Inc.
	Title:	Manager

INDEX TO EXHIBITS

Exhibit Number	Exhibit Title

4.4	Investor Rights Agreement dated June 9, 2009 among the Registrant, Leo Technology Limited, now renamed 798 Entertainment Limited, the Selling Shareholders, Infiniti Capital Limited and other parties thereto (1)

4.5	Registrant’s Specimen Certificate for American Depositary Receipts (2)

4.6	Registrant’s Specimen Certificate for Ordinary Shares (3)

4.7	Form of Deposit Agreement among the Registrant, the depositary and holder of the American Depositary Receipts (4)

5.1	Opinion of Maples and Calder

23.1	Consent of Deloitte Touche Tohmatsu CPA Ltd.

23.2	Consent of Maples and Calder (included in Exhibit 5.1)

23.3	Consent of Guan Teng Law Firm

24.1	Power of Attorney (included on signature page)

(1)	Incorporated by reference to Exhibit 2.6 of the Registrant’s Annual Report on Form 20-F (File No. 000-51242) initially filed with the SEC on May 19, 2010.

(2)	Incorporated by reference to Exhibit 4.1 from our Registration Statement on Form F-1 (File no. 333-123921) filed with the SEC on April 7, 2005.

(3)	Incorporated by reference to Exhibit 4.2 from our Registration Statement on Form F-1/A (File no. 333-123921) filed with the SEC on April 20, 2005.

(4)	Incorporated by reference to Exhibit 4.3 of the registrant’s Registration Statement on Form F-1 (File No. 333-123921) initially filed with the SEC on April 7, 2005.